Exhibit 10(a)

CREDIT AGREEMENT

dated as of

April 20, 2000

among

BERGEN BRUNSWIG CORPORATION
BERGEN BRUNSWIG DRUG COMPANY
PHARMERICA, INC.

The Other Borrowing Subsidiaries Party Hereto

The Lenders Party Hereto

WACHOVIA BANK, N.A.,
as Syndication Agent

FIRST UNION NATIONAL BANK and
FLEET NATIONAL BANK,
as Co-Documentation Agents

CIT FINANCIAL GROUP,
as Collateral Agent

and

THE CHASE MANHATTAN BANK,
as Administrative Agent
and Collateral Agent

___________________________

CHASE SECURITIES INC.,                                                                      WACHOVIA SECURITIES, INC.
     as Lead Arranger and                                                                                        as Lead Arranger and
     Joint Book Manager                                                                                        Joint Book Manager

[CS&M # 6701-037]

TABLE OF CONTENTS

		Page

ARTICLE I Definitions

SECTION 1.01.1	Defined Terms .........................................................................................	1
SECTION 1.02.	Classification of Loans and Borrowings ............................................	24
SECTION 1.03.	Terms Generally .....................................................................................	24
SECTION 1.04.	Accounting Terms; GAAP .....................................................................	25

ARTICLE II The Credits

SECTION 2.01.	Commitments .........................................................................................	25
SECTION 2.02.	Loans and Borrowings ........................................................................	25
SECTION 2.03.	Requests for Borrowings ....................................................................	26
SECTION 2.04.	Swingline Loans ..................................................................................	27
SECTION 2.05.	Letters of Credit ...................................................................................	28
SECTION 2.06.	Funding of Borrowings .....................................................................	31
SECTION 2.07.	Interest Elections .................................................................................	31
SECTION 2.08.	Termination and Reduction of Commitments ..................................	32
SECTION 2.09.33	Repayment of Loans; Evidence of Debt ...........................................	33
SECTION 2.10.34	Amortization of Term Loans ...............................................................	34
SECTION 2.11.	Prepayment of Loans. ..........................................................................	36
SECTION 2.12.	Fees ............................................................................ ............................	37
SECTION 2.13.	Interest ............................................................................ ......................	38
SECTION 2.14.	Alternate Rate of Interest ....................................................................	38
SECTION 2.15.39	Increased Costs ...................................................................................	39
SECTION 2.16.	Break Funding Payments ..................................................................	39
SECTION 2.17.	Taxes ......................................................................... ............................	40
SECTION 2.18.	Payments Generally; Pro Rata Treatment; Sharing of Set-offs ...	41
SECTION 2.19.	Mitigation Obligations; Replacement of Lenders .........................	42
SECTION 2.20.	Borrowing Subsidiaries .......................................................................	42

ARTICLE III Representations and Warranties

SECTION 3.01.	Organization; Powers .........................................................................	43
SECTION 3.02.	Authorization; Enforceability ...........................................................	43
SECTION 3.03.	Governmental Approvals; No Conflicts ...........................................	43
SECTION 3.04.	Financial Condition; No Material Adverse Change ...................	43
SECTION 3.05.	Properties ........................................................................ ....................	44
SECTION 3.06.	Litigation and Environmental Matters ............................................	44
SECTION 3.07.	Compliance with Laws and Agreements .........................................	45
SECTION 3.08.	Investment and Holding Company Status .......................................	45
SECTION 3.09.	Taxes ....................................................................... ...............................	45
SECTION 3.10.	ERISA............................................. ........................................................	45
SECTION 3.11.	Disclosure .................................................................. ............................	45
SECTION 3.12.	Subsidiaries .................................................................. .........................	45
SECTION 3.13.	Insurance ................................................................... ............................	45
SECTION 3.14.	Labor Matters ................................................................... ....................	46
SECTION 3.15.	Solvency ..................................................................... .............................	46
SECTION 3.16.	Senior Indebtedness .............................................................................	46
SECTION 3.17.	Year 2000 .......................................................................... ....................	46

ARTICLE IV Conditions
SECTION 4.01.	Effective Date ................................................................. .......................	46
SECTION 4.02.	Each Credit Event .................................................................................	48
SECTION 4.03.	Initial Credit Event for each Borrowing Subsidiary ......................	49

ARTICLE V Affirmative Covenants

SECTION 5.01.	Financial Statements and Other Information ...................................	49
SECTION 5.02.	Notices of Material Events ..................................................................	51
SECTION 5.03.	Information Regarding Collateral .....................................................	51
SECTION 5.04.	Existence; Conduct of Business ..........................................................	52
SECTION 5.05.	Payment of Obligations .......................................................................	52
SECTION 5.06.	Maintenance of Properties .................................................................	52
SECTION 5.07.	Insurance .......................................................................... .....................	52
SECTION 5.08.	Casualty and Condemnation ..............................................................	53
SECTION 5.09.	Books and Records; Inspection and Audit Rights ..........................	52
SECTION 5.10.	Compliance with Laws .........................................................................	53
SECTION 5.11.	Use of Proceeds and Letters of Credit ................................................	53
SECTION 5.12.	Additional Subsidiaries .......................................................................	54
SECTION 5.13.	Further Assurances ..............................................................................	54

ARTICLE VI Negative Covenants

SECTION 6.01.	Indebtedness; Certain Equity Securities ..........................................	54
SECTION 6.02.	Liens ................................................................. .......................................	56
SECTION 6.03.	Fundamental Changes ..........................................................................	56
SECTION 6.04.	Investments, Loans, Advances, Guarantees and Acquisitions .......	57
SECTION 6.05.	Asset Sales .......................................................................... ....................	58
SECTION 6.06.	Sale and Leaseback Transactions ......................................................	58
SECTION 6.07.	Hedging Agreements ..............................................................................	59
SECTION 6.08.	Restricted Payments; Certain Payments of Indebtedness ..............	59
SECTION 6.09.	Transactions with Affiliates ..................................................................	59
SECTION 6.10.	Restrictive Agreements ..........................................................................	59
SECTION 6.11.	Material Documents ..............................................................................	60
SECTION 6.12.	Fixed Charge Coverage Ratio .............................................................	60
SECTION 6.13.	Leverage Ratio .......................................................................................	61
SECTION 6.14.	Minimum Net Worth ...............................................................................	61
SECTION 6.15.	Capital Expenditures .............................................................................	61
SECTION 6.16.	Restricted Properties .............................................................................	61
SECTION 6.17.	Fiscal Quarters .......................................................................................	62

ARTICLE VII Events of Default

ARTICLE VIII The Administrative Agent

ARTICLE IX Guarantee

ARTICLE X Miscellaneous

SECTION 10.01.	Notices ........................................................................ .............................	66
SECTION 10.02.	Waivers; Amendments ............................................................................	67
SECTION 10.03.	Expenses; Indemnity; Damage Waiver ...............................................	68
SECTION 10.04.	Successors and Assigns .........................................................................	69
SECTION 10.05.	Survival .............................................................................. .....................	72
SECTION 10.06.	Counterparts; Integration; Effectiveness ...........................................	72
SECTION 10.07.	Severability ..................................................................... ........................	72
SECTION 10.08.	Right of Setoff .................................................................... .....................	72
SECTION 10.09.	Governing Law; Jurisdiction; Consent to Service of Process .........	73
SECTION 10.10.	WAIVER OF JURY TRIAL ......................................................................	73
SECTION 10.11.	Headings ............................................................................. .....................	73
SECTION 10.12.	Confidentiality ......................................................................... ................	73
SECTION 10.13.	Interest Rate Limitation ............................................................................	74

SCHEDULES:
Schedule 1.01	Pro Forma Amounts
Schedule 2.01	Commitments
Schedule 3.05	Properties
Schedule 3.12	Subsidiaries
Schedule 3.13	Insurance
Schedule 6.01	Existing Indebtedness and Preferred Stock
Schedule 6.02	Existing Liens
Schedule 6.04	Existing Investments
Schedule 6.10	Existing Restrictions

EXHIBITS:
Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Borrowing Base Certificate
Exhibit C-1	Form of Borrowing Subsidiary Agreement
Exhibit C-2	Form of Borrowing Subsidiary Termination
Exhibit D	Form of Guarantee Agreement
Exhibit E	Form of Indemnity, Subrogation and Contribution Agreement
Exhibit F	Form of Intercreditor Agreement
Exhibit G	Form of Perfection Certificate
Exhibit H	Form of Pledge Agreement
Exhibit I	Form of Security Agreement
Exhibit J-1	Form of Opinion of Lowenstein Sandler PC, Counsel for the Company
Exhibit J-2	Form of Opinion of Paul, Weiss, Rifkind, Wharton & Garrison, Counsel for the Company
Exhibit J-3	Form of Opinion of Milan A. Sawdei, Executive Vice President and Chief Legal Officer of the Company
Exhibit J-4	Form of Borrowing Subsidiary Opinion

CREDIT AGREEMENT dated as of April 20, 2000, among BERGEN BRUNSWIG CORPORATION, BERGEN BRUNSWIG DRUG COMPANY, PHARMERICA, INC., THE OTHER BORROWING SUBSIDIARIES party hereto, the LENDERS party hereto, and THE CHASE MANHATTAN BANK, as Administrative Agent.

            The Company and the initial Borrowing Subsidiaries have requested the Lenders to establish the credit facilities provided for herein. Such credit facilities will replace the Existing Credit Agreements and will refinance the loans outstanding thereunder to the Company, Bergen Drug and PharMerica. The Lenders are willing to establish such credit facilities upon the terms and subject to the conditions set forth herein.

            The parties hereto agree as follows:

ARTICLE I

Definitions

            SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

            "ABR", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

            "Account" shall mean any right to payment for goods sold or leased or for services rendered, whether or not earned by performance.

            "Account Debtor" shall mean, with respect to any Account, the obligor with respect to such Account.

            "Adjusted LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

            "Administrative Agent" means The Chase Manhattan Bank, in its capacity as administrative agent for the Lenders hereunder.

            "Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

            "Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

            "Agents" means the Administrative Agent and the Collateral Agent.

            "Alternate Base Rate" means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate, respectively.

            "Applicable Percentage" means, with respect to any Revolving Lender, the percentage of the total Revolving Commitments represented by such Lender's Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

            "Applicable Rate" means, for any day (a) with respect to any Tranche B Term Loan, (i) 2.50% per annum, in the case of an ABR Loan, or (ii) 3.50% per annum, in the case of a Eurodollar Loan, and (b) with respect to any ABR Loan or Eurodollar Loan that is a Revolving Loan, a Tranche A Term Loan or an Interim Term Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption "ABR Spread", "Eurodollar Spread" or "Commitment Fee Rate", as the case may be, based upon the ratings established by S&P and Moody's for the Index Debt as of the most recent determination date; provided that until the first anniversary of the Effective Date the "Applicable Rate" for purposes of clause (b) shall be the applicable rate per annum set forth below in Level IV, unless Level V or Level VI applies:

	LEVEL I	LEVEL II	LEVEL III	LEVEL IV	LEVEL V	LEVEL VI
	If the Index Debt is rated at least BBB by S&P and Baa2 by Moody= s.	If the Index Debt is rated at least BBB- by S&P and Baa3 by Moody= s.	If the Index Debt is rated at least BB+ by S&P and Ba1 by Moody= s.	If the Index Debt is rated at least BB by S&P and Ba2 by Moody= s.	If the Index Debt is rated at least BB- by S&P and Ba3 by Moody = s.	If no other Level is applicable.
Commitment Fee Rate	.375%	.375%	.500%	.500%	.500%	.500%
Eurodollar Spread	1.750	2.000	2.250	2.500	2.750	3.000
ABR Spread	0.750	1.000	1.250	1.500	1.750	2.000

            For purposes of the foregoing, the applicable pricing Level shall change on the date of any relevant change in the rating by S&P or Moody=s of Index Debt. In the case of split ratings from S&P and Moody = s, the rating to be used to determine the applicable pricing level is the lower of the two (e.g., BBB-/Ba1 results in Level III pricing). If neither Moody's nor S&P shall have established ratings for the Index Debt, or if an Event of Default shall have occurred and be continuing, the ratings shall be deemed to be in Level VI. If the rating system of Moody's or S&P shall change, or if either of them shall cease rating the Index Debt (other than by reason of any action or nonaction by the Company following or in anticipation of a ratings downgrade), the parties hereto shall negotiate in good faith to amend the references to specific ratings in this definition to reflect such changed rating system or the nonavailability of ratings from such rating agency, and pending agreement on such amendment, the rating in effect immediately prior to such change or cessation will apply. If either rating agency shall not have a rating in effect by reason of any action or nonaction by the Company following or in anticipation of a ratings downgrade, then such rating agency shall be deemed to have established a rating in Level VI.

            "ASD" means ASD Specialty Healthcare Inc., its subsidiaries and Medical Initiatives, Inc.

            "Assessment Rate" means, for any day, the annual assessment rate in effect on such day that is payable by a member of the Bank Insurance Fund classified as "well-capitalized" and within supervisory subgroup "B" (or a comparable successor risk classification) within the meaning of 12 C.F.R. Part 327 (or any successor provision) to the Federal Deposit Insurance Corporation for insurance by such Corporation of time deposits made in dollars at the offices of such member in the United States; provided that if, as a result of any change in any law, rule or regulation, it is no longer possible to determine the Assessment Rate as aforesaid, then the Assessment Rate shall be such annual rate as shall be determined by the Administrative Agent to be representative of the cost of such insurance to the Lenders.

            "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

            "Base CD Rate" means the sum of (a) the Three-Month Secondary CD Rate multiplied by the Statutory Reserve Rate plus (b) the Assessment Rate.

            "BBMC" means the Operating Unit consisting of Bergen Brunswig Medical Corporation, its subsidiaries, Ransdell Surgical, Inc., and such additional Persons as the Administrative Agent may from time to time agree to include therein based upon its review of a request by the Company for such inclusion and an audit of the relevant Accounts and inventory.

            "Bergen Drug" means Bergen Brunswig Drug Company, a California corporation, and an indirect wholly owned Subsidiary.

            "Board" means the Board of Governors of the Federal Reserve System of the United States of America.

            "Borrower" means the Company or any Borrowing Subsidiary.

            "Borrowing" means (a) Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

            "Borrowing Base" means, at any time (subject to adjustment as provided in Section 5.09(c)), an amount equal to the sum, without duplication, of (a) the amount by which (i) the Receivables Advance Rate Percentage of the Receivables Amount exceeds (ii) the Securitization Reserve and (b) the sum for all the Operating Units of the amounts for each Operating Unit obtained by multiplying (1) the Inventory Advance Rate Percentage for such Operating Unit by (2) the amount by which (x) the Eligible Inventory Value of Eligible Inventory of such Operating Unit exceeds (y) the Inventory Valuation Reserve for such Operating Unit. In the event that the portion of the Borrowing Base attributable to PharMerica and its Subsidiaries is at any time in excess of $325,000,000, the Borrowing Base shall be reduced by the amount of such excess. The Borrowing Base at any time shall also be reduced by an amount equal to the maximum amount of Cash Management Obligations (as defined in the Security Agreement) secured at such time by the Security Documents. The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent in accordance with Section 5.01(f), absent any error in such Borrowing Base Certificate and provided that within 5 Business Days after the disposition of any Subsidiary or Subsidiaries or line or lines of business involving in the aggregate assets in excess of 2% of the total consolidated assets of the Company and the Subsidiaries following the delivery of any Borrowing Base Certificate, the Company shall deliver to the Administrative Agent a good faith estimate of the reduction to the Borrowing Base resulting from such disposition or dispositions and the Borrowing Base shall be reduced by such amount until the delivery of a new Borrowing Base Certificate in accordance with Section 5.01(f).

            "Borrowing Base Certificate" means a certificate in the form of Exhibit B or any other form approved by the Administrative Agent, together with all attachments contemplated thereby.

            "Borrowing Request" means a request by the Borrower for a Borrowing in accordance with Section 2.03.

            "Borrowing Subsidiary" means, at any time, Bergen Drug, PharMerica and each other wholly owned Subsidiary that has been designated as a Borrowing Subsidiary by the Company pursuant to Section 2.20 and that has not ceased to be a Borrowing Subsidiary as provided in such Section or Article VII.

            "Borrowing Subsidiary Agreement" means a Borrowing Subsidiary Agreement substantially in the form of Exhibit C-1.

            "Borrowing Subsidiary Termination" means a Borrowing Subsidiary Termination substantially in the form of Exhibit C-2.

            "Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

            "Capital Expenditures" means, for any period, (a) the additions to property, plant and equipment and other capital expenditures of the Company and its consolidated Subsidiaries that are (or would be) set forth in a consolidated statement of cash flows of the Company for such period prepared in accordance with GAAP and (b) Capital Lease Obligations incurred by the Company and its consolidated Subsidiaries during such period.

            "Capital Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

            "Change in Control" means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) other than Robert E. Martini (or his estate or heirs) or the estate of Emil P. Martini, Jr., of Equity Interests representing more than 20% of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests in the Company; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated; (c) the acquisition of direct or indirect Control of the Company by any Person or group other than Robert E. Martini (or his estate or heirs); or (d) the occurrence of a "Change of Control" (or other similar event or condition however denominated) under any Material Indebtedness.

            "Change in Law" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender's or such Issuing Bank's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

            "Class", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Tranche A Term Loans, Tranche B Term Loans, Interim Term Loans or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, Tranche A Commitment, Tranche B Commitment or Interim Commitment.

            "Code" means the Internal Revenue Code of 1986, as amended from time to time.

            "Collateral" means any and all "Collateral", as defined in any applicable Security Document.

            "Collateral Agent" means The Chase Manhattan Bank, in its capacity as collateral agent for the Lenders hereunder and under the Security Documents, except that "Collateral Agent" means CIT Financing Group when used to refer to the Collateral Agent's duties to conduct monthly collateral services in monitoring and evaluating Borrowing Base compliance and Borrowing Base items as contemplated by Section  5.09(b).

            "Collateral and Guarantee Requirement" means, at any time, the requirement that:

            (a) the Administrative Agent shall have received from each Loan Party either (i)  a counterpart of each of the Security Agreement, the Pledge Agreement, the Guarantee Agreement and the Indemnity, Subrogation and Contribution Agreement duly executed and delivered on behalf of such Loan Party or (ii) in the case of any Person that becomes a Loan Party after the Effective Date, a supplement to each of the Security Agreement, the Pledge Agreement, the Guarantee Agreement and the Indemnity, Subrogation and Contribution Agreement in the form specified therein, duly executed and delivered on behalf of such Loan Party;

            (b) all outstanding Equity Interests of each Subsidiary or other Person directly owned by or on behalf of any Loan Party shall have been pledged pursuant to the Pledge Agreement (except that the Loan Parties shall not be required to pledge more than 65% of the outstanding voting Equity Interests of any Foreign Subsidiary) and the Administrative Agent shall have received all certificates or other instruments, if any, representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

            (c) all Indebtedness of the Company and each Subsidiary that is owing to any Loan Party shall be evidenced by a promissory note and shall have been pledged pursuant to the Pledge Agreement and the Administrative Agent shall have received all such promissory notes, together with instruments of transfer with respect thereto endorsed in blank;

            (d) all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Agreement, the Pledge Agreement, and the Mortgages and to perfect such Liens to the extent required by, and with the priority required by, the Security Agreement, the Pledge Agreement, and the Mortgages shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording, and an Intercreditor Agreement shall be in full force and effect with respect to each outstanding Securitization;

            (e) the Administrative Agent (i) shall have received counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property, (ii) shall have received, or shall be satisfied with the arrangements for a subsequent delivery of, a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.02, together with such surveys, endorsements, coinsurance and reinsurance as the Administrative Agent or the Required Lenders may reasonably request, and (iii)  shall have received such abstracts, appraisals, legal opinions and other documents as the Administrative Agent or the Required Lenders may reasonably request with respect to any such Mortgage or Mortgaged Property;

            (f) the Administrative Agent shall have received, or shall be satisfied with arrangements for the subsequent delivery of, lockbox or depositary agreements from such providers of cash management services to the Company and the Subsidiaries as the Administrative Agent may reasonably request; and

            (g) each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder.

Notwithstanding the foregoing, a Subsidiary shall not be required to become a Guarantor under the Guarantee Agreement or pledge or grant any security interest in or Lien on any Collateral under the Pledge Agreement or Security Agreement or any Mortgage if the Company shall have advised the Administrative Agent that it would be a violation of applicable law for such Subsidiary to take such action or if, in the judgment of the Administrative Agent, in consultation with the Company, the expense, tax or regulatory consequences or difficulty of taking such action would not, in light of the benefits to accrue to the Lenders, justify taking such action. The Collateral Agent is expressly authorized upon the request of the Company to release any Collateral or Guarantee previously delivered that at the time of such request is not required in order for the Collateral and Guarantee Requirement to be satisfied.

            "Commitment" means a Revolving Commitment, Tranche A Commitment, Tranche B Commitment or Interim Commitment, or any combination thereof (as the context requires).

            "Company" means Bergen Brunswig Corporation, a New Jersey corporation.

            "Consolidated Cash Interest Expense" means, for any period, the excess of (a) the sum of (i) the interest expense (including imputed interest expense in respect of Capital Lease Obligations and including all distributions in respect of the Trust Preferred) of the Company and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, (ii) any interest accrued during such period in respect of Indebtedness of the Company or any Subsidiary that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP, (iii) all discount, interest, fees, premiums and other charges in respect of all Securitizations for such period, plus (iv) any cash payments made during such period in respect of obligations referred to in clause (b)(B) below that were amortized or accrued in a previous period, minus (b) the sum, to the extent included in such consolidated interest expense for such period, of (A) non-cash amounts attributable to amortization of financing costs paid in a previous period, (B) non-cash amounts attributable to amortization of debt discounts or accrued interest payable in kind for such period, and (C) all fees incurred on or prior to the Effective Date in respect of the financing hereunder and all expenses incurred in connection with the closing hereunder on the Effective Date. For periods including fiscal quarters ending prior to the Effective Date, Consolidated Cash Interest Expense for such periods shall be deemed to be the amounts set forth on Schedule 1.01.

            "Consolidated EBITDA" means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated interest expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) any special one-time or extraordinary non-cash charges for such period (except that such add back for charges against the receivables of PharMerica and Stadtlander Operating Company, L.L.C., and their subsidiaries for the quarter ended September 30, 1999, shall be limited to $40,596,000), and (v) any LIFO adjustment (if negative) or charge for such period, and minus (b) without duplication and to the extent included in determining such Consolidated Net Income, any extraordinary gains for such period and any LIFO adjustment (if positive) or credit, all determined on a consolidated basis in accordance with GAAP. In the event that the Company or any Subsidiary shall have completed an acquisition or disposition of any material Person, division or business unit since the beginning of the relevant period, Consolidated EBITDA shall be determined for such period on a pro forma basis as if such acquisition or disposition, and any related incurrence or repayment of Indebtedness, had occurred at the beginning of such period. For periods including fiscal quarters ending prior to the Effective Date, Consolidated EBITDA for such periods shall be deemed to be the amounts set forth on Schedule 1.01.

            "Consolidated EBITDAR" means, for any period, Consolidated EBITDA for such period plus rental payments in respect of real property, delivery equipment and pharmacy equipment of the Company and the Subsidiaries for such period (other than under capital leases), determined on a consolidated basis in accordance with GAAP. For periods including fiscal quarters ending prior to the Effective Date, Consolidated EBITDAR shall be deemed to be the amounts set forth on Schedule 1.01.

            "Consolidated Net Income" means, for any period, the net income or loss of the Company and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income or loss of any Person (other than the Company) that is not a Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of the Subsidiaries during such period, and (b) the income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Company or any Subsidiary or the date that such Person's assets are acquired by the Company or any Subsidiary.

            "Consolidated Net Worth" means, on any date, consolidated shareholders' equity of the Company and the Subsidiaries shown on the consolidated balance sheet of the Company and the Subsidiaries as of such date in accordance with GAAP.

            "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

            "Default" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

            "Dilution Factor" means, for each Operating Unit with respect to any period, the excess, if any, of (a) the fraction (expressed as a percentage) obtained by dividing (i) the aggregate amount of all deductions, negative contractual adjustments and other negative adjustments, credit memoranda, rebates, write-offs and other adjustments with respect to Accounts of such Operating Units during such period by (ii) the aggregate amount of gross sales attributable to Accounts of such Operating Unit during such period over (b) 3.00%.

            "Dilution Reserve" means, at the time of any determination of the Borrowing Base, the sum for all the Operating Units of the amounts for each Operating Unit obtained by multiplying (a) the Dilution Factor for such Operating Unit for the three-month period ending as of the last day of the calendar month in respect of which the Borrowing Base is then being calculated (which last day shall be set forth on the applicable Borrowing Base Certificate) and (b) the amount of the Eligible Accounts Receivable of such Operating Unit at such time.

            "dollars" or "$" refers to lawful money of the United States of America.

            "Effective Date" means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 10.02).

            "Eligible Accounts Receivable" shall mean, at the time of any determination thereof, all Accounts that satisfy the criteria set forth below at the time of such determination. In determining the amount of any Eligible Account Receivable, the face amount thereof shall be reduced by the aggregate amount of all cash received and credits posted in respect of such Account but not yet applied:

            (a) such Account has been invoiced and not more than 90 days (or (i)  120 days in the case of Accounts of PharMerica and its Subsidiaries or (ii)  180 days in the case of Accounts created under dating programs in the ordinary course of business and consistent with past practice) has elapsed from the invoice date and not more than 60 days have elapsed from the due date;

            (b) such Account arose in the ordinary course of business of the Company or a wholly owned Subsidiary Loan Party that is included in an Operating Unit and, to the best knowledge of the Company and the Subsidiaries, no event of death, bankruptcy, insolvency or inability to pay creditors generally of the Account Debtor thereunder has occurred, and no notice thereof has been received by the Company or such Subsidiary;

            (c) in the case of Accounts other than those of PharMerica and its Subsidiaries, not more than 50% of the aggregate amount of Accounts owed by the Account Debtor with respect to such Account and any Affiliates thereof are, at the time of determination, Accounts that remain unpaid for more than 90 days from the invoice date (or 180  days from the invoice date in the case of Accounts created under dating programs in the ordinary course of business and consistent with past practice) or 60 days from the due date ("Over Due Accounts"), provided that, in determining the aggregate amount of Over Due Accounts of such Account Debtor, there shall be deducted the amount of any credit balances that relate to the Accounts of such Account Debtor;

            (d) such Account does not arise out of a sale made by the Borrower or any wholly owned Subsidiary Loan Party to an employee, officer, agent, director, or Affiliate of the Company or any Subsidiary;

            (e) such Account is denominated in dollars;

            (f) such Account arose from a completed, outright and lawful sale of goods or from the completed performance and acceptance of services by the Company or a wholly owned Subsidiary Loan Party;

            (g) such Account is owned solely by the Company or a wholly owned Subsidiary Loan Party, is subject to a valid perfected first priority security interest in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to the Security Documents (or, in the case of Accounts originated by Bergen Drug, either is (i) subject to a valid perfected second priority security interest in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to the Security Documents or (ii) owned by the Securitization Entity and all the Equity Interests in the Securitization Entity are subject to a valid perfected first priority security interest in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to the Security Documents) and is not subject to any other Lien (other than pursuant to the Securitization, in the case of Accounts originated by Bergen Drug);

            (h) such Account complies in all material respects with the requirements of all applicable laws and regulations, whether Federal, State or local;

            (i) with respect to such Account, the Account Debtor (i) is a United  States person (excluding any person organized or domiciled in Puerto Rico), (ii)  is not an Affiliate of the Company or any of the Subsidiaries and (iii)  other than in the case of Accounts under the Medicare program and Medicaid program, is not the United States of America or any department, agency or instrumentality thereof;

            (j) such Account constitutes an "account" or "chattel paper" within the meaning of the Uniform Commercial Code of the State in which the Account is located;

            (k) such Account is in full force and effect and constitutes a legal, valid and binding obligation of the applicable Account Debtor enforceable in accordance with its terms;

            (l) the Account Debtor with respect to such Account (i) is not a creditor (other than the United States of America with respect to taxes) of the owner of such Account and (ii) has not asserted that such Account is, and neither the Company nor any of the Subsidiaries is aware of any reasonable basis upon which such Account could be, subject to any defense or dispute;

            (m) the goods sold in the sale giving rise to such Account have been shipped and title thereto has transferred to the Account Debtor with respect to such Account and such Account does not (except in the normal course of business consistent with past practice) represent a sale on a bill-and-hold, guaranteed sale, sale and return, ship and return, sale on approval or consignment (it being understood that this clause shall not exclude from Eligible Accounts Receivable any Account that arises from an inventory consignment arrangement in which Accounts are created only in respect of reductions in inventory) or a progress billing or otherwise fail for any reason to be a completed sale (for purposes hereof, the term "progress billing" means any invoice for goods sold or leased or services rendered under a contract or agreement pursuant to which the Account Debtor's obligation to pay such invoice is conditioned upon the Company's or any applicable wholly owned Subsidiary Loan Party's completion of any further performance under such contract or agreement); and

            (n) in the case of Accounts of PharMerica and its subsidiaries, if the Account Debtor is the Medicare program or the Medicaid program, PharMerica reasonably believes the invoice in respect of such Account shall have been issued to such program for a patient who has been accepted by such program.

Notwithstanding the foregoing, all Accounts of any Operating Unit attributable to any single Account Debtor (unless otherwise agreed to by the Required Lenders) and its Affiliates that, in the aggregate (after deducting from the otherwise Eligible Accounts Receivable of such Account Debtor and its Affiliates all credit balances, offsets, deductions and other credits to which such Accounts are subject), exceed 15% of the total amount of all Eligible Accounts Receivable of such Operating Unit at the time of any determination, shall be deemed not to be Eligible Accounts Receivable to the extent of such excess. The percentage limitation set forth in the preceding sentence must be satisfied when applied to the amount of Eligible Accounts Receivable of an Operating Unit after excluding all Accounts required to be excluded by such percentage limitation.

            "Eligible Inventory" means, at the time of any determination thereof, without duplication, all inventory, other than raw materials or work-in-process (exclusive of bulk inventory) owned by the Company or a wholly owned Subsidiary Loan Party that is included in an Operating Unit or inventory consisting of packaging materials or supplies owned for use by the Company or such a Subsidiary, to the extent that (a) the Company or a wholly owned Subsidiary Loan Party has good and unencumbered title thereto (subject to the Lien of the Security Documents), (b) the Collateral Agent on behalf of the Secured Parties possesses a valid perfected first priority security interest therein pursuant to the Security Documents and (c) such inventory is located at a facility owned or leased by the Company or a Subsidiary that is in a State of the United States of America or the District of Columbia, provided that inventory that is damaged or defective in any way shall not constitute Eligible Inventory.

            "Eligible Inventory Value" means, at the time of any determination thereof with respect to any item of Eligible Inventory, the lower of cost based on FIFO accounting (less any profits accrued in connection with inter-company transfers, determined in accordance with GAAP and in a manner consistent with past accounting practices of the Company and the Subsidiaries) and the fair market value of such Eligible Inventory.

            "Environmental Laws" means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

            "Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b)  the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d)  the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

            "Equity Interests" means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

            "ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section  414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section  414 of the Code.

            "ERISA Event" means (a) any "reportable event", as defined in Section  4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section  412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

            "Eurodollar", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

            "Event of Default" has the meaning assigned to such term in Article VII.

            "Excluded Subsidiary" means (a) inactive Subsidiaries that do not directly or indirectly own any active Subsidiary, (b) Foreign Subsidiaries, (c)  Securitization Entities and (d) other Subsidiaries in respect of which the Administrative Agent shall have determined, in consultation with the Company, that the cost or difficulty or tax or regulatory consequences of obtaining Guarantees or security interests from such Subsidiaries would be excessive in relation to their value to the Secured Parties.

            "Excluded Taxes" means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of a Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United  States of America or any similar tax imposed by any other jurisdiction described in clause (a) above and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Company under Section 2.19(b)), any withholding tax imposed by the United States of America that (i) is in effect and would apply to amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to any such withholding tax pursuant to Section 2.17(a), or (ii) is attributable to such Foreign Lender's failure to comply with Section 2.17(e).

            "Existing Credit Agreements" means the $400,000,000 Amended and Restated Credit Agreement dated as of September 30, 1994, as amended, among the Company, Bergen Drug, the lenders thereunder and Bank of America National Trust and Savings Association, as agent, and the $600,000,000 Credit Agreement dated as of April 23, 1999, among the Company, Bergen Drug, the lenders party thereto and Bank of America National Trust and Savings Association, as administrative agent.

            "Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

            "Financed Portion" means, at any time, with respect to a Securitization, the greatest amount of the claims of the parties providing financing, however evidenced, including debt or equity interests or securities (other than any seller's interests retained by Bergen Drug) of a purchasing entity, permitted to be outstanding at such time under such Securitization (assuming the satisfaction of all conditions to issuance) or, if greater, the maximum purchase limit, however denominated, under such Securitization.

            "Financial Officer" means the chief financial officer, principal accounting officer, treasurer or controller of the Company or the applicable Borrower.

            "Foreign Lender" means any Lender that is organized under the laws of a jurisdiction other than that in which the Company is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

            "Foreign Subsidiary" means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

            "GAAP" means generally accepted accounting principles in the United States of America.

            "Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

            "Guarantee" of or by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

            "Guarantee Agreement" means the Guarantee Agreement among the Subsidiary Loan Parties and the Administrative Agent, substantially in the form of Exhibit D.

            "Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

            "Hedging Agreement" means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

            "Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits (other than customer deposits in respect of Accounts maintained in the ordinary course of business consistent with past practices) or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid (excluding obligations to pay salary or benefits under deferred compensation, executive compensation or other benefit programs), (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations and Synthetic Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

            "Indemnified Taxes" means Taxes other than Excluded Taxes.

            "Indemnity, Subrogation and Contribution Agreement" means the Indemnity, Subrogation and Contribution Agreement among the Subsidiary Loan Parties and the Administrative Agent, substantially in the form of Exhibit E.

            "Index Debt" means Loans under this Agreement.

            "Information Memorandum" means the Confidential Information Memorandum dated March 2000 relating to the Company and the Transactions.

            "Intercreditor Agreement" means each Intercreditor Agreement among the Company, Bergen Drug, the Administrative Agent and each other party required under each Securitization for the effectiveness of such Intercreditor Agreement, substantially in the form of Exhibit F, or such other form as the Administrative Agent may approve. Each Lender authorizes and directs each of the Administrative Agent and the Collateral Agent to enter into an Intercreditor Agreement in respect of each Securitization from time to time in effect and to take all actions it deems appropriate or necessary in connection with such Intercreditor Agreements.

            "Interest Election Request" means a request by a Borrower to convert or continue a Revolving Borrowing or Term Borrowing in accordance with Section  2.07.

            "Interest Payment Date" means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months' duration, each day prior to the last day of such Interest Period that occurs at intervals of three months' duration after the first day of such Interest Period, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

            "Interest Period" means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Company or the applicable Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b)  any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

            "Interim Commitment" means, with respect to each Lender, the commitment, if any, of such Lender to make Interim Term Loans hereunder on the Effective Date, expressed as an amount representing the maximum principal amount of the Interim Term Loans to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b)  reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender's Interim Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Interim Commitment, as applicable. The initial aggregate amount of the Lenders' Interim Commitments is $200,000,000.

            "Interim Maturity Date" means October 22, 2001.

            "Interim Term Lender" means a Lender with an Interim Commitment or an outstanding Interim Term Loan.

            "Interim Term Loan" means a Loan made pursuant to clause (c) of Section  2.01.

            "Issuing Bank" means The Chase Manhattan Bank and each other Person executing this Agreement as Issuing Bank, in its capacity as issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i). An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term "Issuing Bank" shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

            "Inventory Advance Rate Percentage" means (a) 50% with respect to Eligible Inventory of BBMC and (b) 65% with respect to Eligible Inventory of each other Operating Unit, unless a different percentage shall have been approved as provided in the following clauses (i) and (ii), in consultation with the Company based upon a change in circumstances, upon at least 5 Business Days' notice to the Company, in which case "Inventory Advance Rate Percentage" for any Operating Unit shall mean (i)  any percentage lower than 50% or 65%, as the case may be, that may from time to time be approved by the Administrative Agent or the Required Lenders or (ii) any percentage greater than 50% or 65%, as the case may be, that may from time to time be approved by the Supermajority Lenders. Each change in the Inventory Advance Rate Percentage shall become effective for the applicable Operating Unit on the date approved by the Administrative Agent or the requisite Lenders and shall remain in effect until the next date on which such a change is approved by the Administrative Agent or the requisite Lenders.

            "Inventory Valuation Reserve" means, at the time of any determination of the Borrowing Base, for each Operating Unit an amount equal to the sum for such Operating Unit of (a) the Shrink Reserve, (b) the Lease Reserve and (c) any additional amount, without duplication, determined (with such determination to be made at any time at the Company's request or otherwise from time to time in the reasonable discretion of the Administrative Agent), and notified to the Company prior to the date of determination, by the Administrative Agent in its reasonable discretion, to take account of aged, excess, obsolete and dated inventory and other inventory valuation and reconciliation issues, provided that, in making such determination, the Administrative Agent shall take into account such reasonable information as has been requested by the Administrative Agent or provided by the Collateral Agent or the Company.

            "LC Disbursement" means a payment made by any Issuing Bank pursuant to a Letter of Credit.

            "LC Exposure" means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

            "Lease Reserve" means, at the time of any determination of the Borrowing Base, for each Operating Unit an amount equal to the aggregate of the monthly rental payments for the six months immediately preceding the time of such determination for all leases of facilities (a) at which Eligible Inventory of such Operating Unit is stored and (b) in respect of which the Company has not obtained a waiver, in form and substance reasonably satisfactory to the Collateral Agent, from the lessor of such leased property of any statutory or common law landlord's lien with respect to such leased property.

            "Lenders" means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance. Unless the context otherwise requires, the term "Lenders" includes the Swingline Lender.

            "Letter of Credit" means any letter of credit issued pursuant to this Agreement.

            "Leverage Ratio" means, on any date, the ratio of (a) Total Indebtedness as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Company ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter of the Company most recently ended prior to such date).

            "LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the "LIBO Rate" with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00  a.m., London time, two Business Days prior to the commencement of such Interest Period.

            "Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

            "Loan Documents" means this Agreement, each note issued hereunder, each Borrowing Subsidiary Agreement, each Borrowing Subsidiary Termination, the Guarantee Agreement, the Indemnity, Subrogation and Contribution Agreement, the Security Agreement, the Pledge Agreement, the Intercreditor Agreement and the other Security Documents.

            "Loan Parties" means the Company and the Subsidiary Loan Parties.

            "Loans" means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

            "Long-Term Indebtedness" means any Indebtedness that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.

            "Material Adverse Effect" means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of the Company and the Subsidiaries taken as a whole, (b) the ability of any Loan Party (other than any Subsidiaries that are not Significant Subsidiaries) to perform any of its obligations under any Loan Document or (c) the rights of or benefits available to the Lenders under any Loan Document.

            "Material Indebtedness" means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding $10,000,000. For purposes of determining Material Indebtedness, the "principal amount" of the obligations of the Company or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

            "Moody's" means Moody's Investors Service, Inc.

            "Mortgage" means a mortgage, deed of trust, assignment of leases and rents, leasehold mortgage or other security document granting a Lien on any Mortgaged Property to secure the Obligations. Each Mortgage shall be satisfactory in form and substance to the Collateral Agent.

            "Mortgaged Property" means each parcel of real property and the improvements thereto owned by a Loan Party, other than any such real property with respect to which a Mortgage is not required to be delivered under the last paragraph of the definition of Collateral and Guarantee Requirement. The Mortgaged Properties on the date hereof are identified on Schedule 3.05.

            "Multiemployer Plan" means a multiemployer plan as defined in Section 4001 (a)(3) of ERISA.

            "Net Proceeds" means, with respect to any event (a) the cash proceeds received in respect of such event, including (i) any cash received in respect of any non-cash proceeds, but only as and when received (except to the extent any prepayment was made in respect of such non-cash proceeds at the time received pursuant to Section 2.11(c)), (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid by the Company and the Subsidiaries to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made by the Company and the Subsidiaries as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, and (iii)  the amount of all taxes paid (or reasonably estimated to be payable) by the Company and the Subsidiaries, and the amount of any reserves established by the Company and the Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by the chief financial officer of the Company).

            "Obligations" has the meaning assigned to such term in the Security Agreement.

            "Operating Unit" means each of (a) Bergen Drug and its subsidiaries, (b)  PharMerica and its subsidiaries, (c) Bergen Brunswig Specialty Company and its subsidiaries (other than Stadtlander), The Lash Group, Inc., and Medical Initiatives, Inc., and (d) BBMC, in each case taken as a group and including such additional Persons as the Administrative Agent may from time to time agree to include therein based upon its review of a request by the Company for such inclusion and an audit of the relevant Accounts and inventory.

            "Other Taxes" means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

            "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

            "Perfection Certificate" means a certificate in the form of Exhibit G or any other form approved by the Collateral Agent.

            "Permitted Acquisition" means any acquisition by the Company or any wholly owned Subsidiary of all or substantially all the assets of, or all the Equity Interests (other than Equity Interests to be owned by management of such Person that does not constitute more than 5% of the Equity Interests in such Person) in, a Person or division or line of business of a Person (including any such acquisition effected by a merger of a Person into the Company or a Subsidiary in which the Company or a wholly owned Subsidiary is the surviving Person) if, immediately after giving effect thereto, (a) no Default has occurred and is continuing or would result therefrom, (b) the principal business of such Person shall be reasonably related, ancillary or complementary to a business in which the Company and its Subsidiaries were engaged on the Effective Date, (c) each Subsidiary formed for the purpose of or resulting from such acquisition shall be a Subsidiary organized and existing under the laws of the United States and all the Equity Interests of each such Subsidiary shall be owned directly by the Company and/or a wholly owned Subsidiary organized and existing under the laws of the United States (other than Equity Interests permitted to be owned by management) and all actions required to be taken with respect to such acquired or newly formed Subsidiary under Sections 5.12 and 5.13 shall have been taken, (d) the Company and the Subsidiaries shall be in compliance, on a pro forma basis after giving effect to such acquisition (without giving effect to operating expense reductions other than cost savings permitted to be included under Regulation S-X), with the covenants contained in Sections 6.12 and 6.13 recomputed as at the last day of the most recently ended fiscal quarter of the Company for which financial statements are available, as if such acquisition had occurred on the first day of each relevant period for testing such compliance, and (e) if the consideration to be paid in respect of such acquisition is greater than $5,000,000, the Company shall have delivered to the Administrative Agent an officers' certificate to the effect set forth in clauses (a), (b), (c) and (d) above, together with all relevant financial information for the Person or assets to be acquired and reasonably detailed calculations demonstrating satisfaction of the requirement set forth in clause  (d) above.

            "Permitted Encumbrances" means:

            (a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.05;

            (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.05;

            (c) pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;

            (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

            (e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII; and

            (f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

provided that the term "Permitted Encumbrances" shall not include any Lien securing Indebtedness.

            "Permitted Investments" means:

            (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

            (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody's, and investments in master notes representing solely interests in such commercial paper;

            (c) investments in certificates of deposit, banker's acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

            (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

            (e) money market funds investing solely in investments described under clauses (a) through (d).

            "Permitted Other Acquisition" means any acquisition or investment (other than a Permitted Acquisition) by the Company or any Subsidiary of or in a Person or division or line of business of a Person (including any such acquisition or investment resulting from a merger of a Person into a Subsidiary) if, immediately after giving effect thereto, (a) no Default has occurred and is continuing or would result therefrom, (b) the principal business of such Person shall be reasonably related, ancillary or complementary to a business in which the Company and its Subsidiaries were engaged on the Effective Date, (c) the Company and the Subsidiaries shall be in compliance, on a pro forma basis after giving effect to such acquisition or investment (without giving effect to operating expense reductions other than cost savings permitted to be included under Regulation S-X), with the covenants contained in Sections 6.12 and 6.13 recomputed as at the last day of the most recently ended fiscal quarter of the Company for which financial statements are available, as if such acquisition or investment had occurred on the first day of each relevant period for testing such compliance, and (d) if the consideration to be paid in respect of such acquisition or investment is greater than $5,000,000, the Company shall have delivered to the Administrative Agent an officers' certificate to the effect set forth in clauses (a), (b) and (c) above, together with all relevant financial information for the Person or assets to be acquired and reasonably detailed calculations demonstrating satisfaction of the requirement set forth in clause (c) above.

            "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

            "PharMerica" means PharMerica, Inc., a Delaware corporation and an indirect wholly owned Subsidiary of the Company.

            "Plan" means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

            "Pledge Agreement" means, collectively, the Pledge Agreement among the Loan Parties and the Administrative Agent, substantially in the form of Exhibit H, and in connection with the pledge of Equity Interests in non-U.S. Persons, other pledge agreements or similar agreements giving effect to the Collateral and Guarantee Requirement and in form and substance satisfactory to the Administrative Agent.

            "Prepayment Event" means:

            (a) any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of the Company or any Subsidiary, other than (i) dispositions described in clauses (a), (b) and (c) of Section  6.05, (ii) dispositions resulting (taken together with related dispositions) in aggregate Net Proceeds not exceeding $1,000,000 and (iii) other dispositions until each such time as the aggregate Net Proceeds of all such dispositions not resulting in a Prepayment Event shall not exceed $10,000,000, at which time a Prepayment Event shall exist with respect to all such other dispositions; or

            (b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary, but only to the extent that the Net Proceeds therefrom have not been applied or committed to repair, restore or replace such property or asset within 180 days after such event; or

            (c) any increase in the aggregate amount of the Financed Portions of the outstanding Securitizations to an amount in excess of $358,000,000; or

            (d) the incurrence by the Company or any Subsidiary of any Indebtedness, other than Indebtedness permitted under any of clauses (i) through (ix) of Section  6.01; or

            (e) the issuance or sale by the Company or any Subsidiary (other than to the Company or another Subsidiary) of any preferred stock or other preferred Equity Interest.

            "Prime Rate" means the rate of interest per annum publicly announced from time to time by The Chase Manhattan Bank as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

            "Purchased Property" has the meaning assigned to such term in the form of Intercreditor Agreement attached as Exhibit F.

            "Receivables Advance Rate Percentage" means 80%, unless a different percentage may have been approved as provided in the following clauses (a) and (b), in consultation with the Company based upon a change in circumstances, upon at least 5 Business Days' notice to the Company, in which case "Receivables Advance Rate Percentage" shall mean (a) any percentage lower than 80% that may from time to time be approved by the Administrative Agent or the Required Lenders or (b)  any percentage greater than 80% that may from time to time be approved by the Supermajority Lenders. Each change in the Receivables Advance Rate Percentage shall become effective on the date approved by the Administrative Agent or the requisite Lenders and shall remain in effect until the next date on which such a change is approved by the Administrative Agent of the requisite Lenders.

            "Receivables Amount" means, at the time of any determination of the Borrowing Base, Eligible Accounts Receivable, minus (a) the aggregate amount of credit balances, offsets, deductions and other credits outstanding for the benefit of the Account Debtors (net of any portion of such credit balances, offsets, deductions and other credits attributable to any Account Debtor that at the time of determination has any otherwise Eligible Account Receivable deemed not to be an Eligible Account Receivable because in excess of the applicable concentration limit), (b) the Dilution Reserve, (c) a reserve in respect of Eligible Accounts Receivable of PharMerica with respect to which the Account Debtor is not a commercial insurance provider, the Medicare program or the Medicaid program in an amount from time to time deemed appropriate by the Administrative Agent based upon a review of information obtained by the Administrative Agent or provided to it by the Company (which amount shall initially be 50% of such Accounts) and (d) such other adjustments or reconciling items as may from time to time be established in accordance with Section 5.09(c).

            "Register" has the meaning set forth in Section 10.04.

            "Related Fund" means, with respect to any Lender that is a fund or trust that makes, buys or invests in commercial loans, any other fund or trust that makes, buys or invests in commercial loans and is managed by the same investment advisor as such Lender.

            "Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

            "Required Lenders" means, at any time, Lenders having Revolving Exposures, Term Loans and unused Commitments representing more than 50% of the sum of the total Revolving Exposures, outstanding Term Loans and unused Commitments at such time, voting together as a single class.

            "Restricted Payment" means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any Equity Interests in the Company or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Company or any Subsidiary; provided that no such dividend, distribution or payment shall constitute a "Restricted Payment" to the extent made solely with common stock of the Company.

            "Revolving Availability Period" means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

            "Revolving Commitment" means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender's Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender's Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders' Revolving Commitments is $800,000,000.

            "Revolving Exposure" means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender's Revolving Loans and its LC Exposure and Swingline Exposure at such time.

            "Revolving Lender" means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

            "Revolving Loan" means a Loan made pursuant to clause (d) of Section  2.01.

            "Revolving Maturity Date" means April 21, 2003.

            "S&P" means Standard & Poor's.

            "Secured Parties" has the meaning assigned to such term in the Security Agreement.

            "Securitization" means (a) the receivables sale facility of Bergen Drug in effect on the Effective Date, as such facility may be amended from time to time in accordance with Section 6.11, or (b) any other securitization of Purchased Property of Bergen Drug on terms taken as a whole no less favorable to Bergen Drug and the Lenders than those of the receivables sale facility described in clause  (a).

            "Securitization Entity" means Blue Hill, Inc., a Delaware corporation, or any other wholly owned Subsidiary of Bergen Drug that purchases Purchased Property of Bergen Drug pursuant to a Securitization; provided that such Subsidiary is organized under the laws of the United States, any State thereof or the District of Columbia and all the Equity Interests in such subsidiary shall be subject to a valid perfected first priority security interest in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to the Security Documents.

            "Securitization Reserve" means, at any time, (a) the aggregate amount of the Financed Portions of all outstanding Securitizations at such time plus (b)  the greater of (x) 1% of the aggregate amount of such Financed Portions at such time and (y) the aggregate amount under all outstanding Securitizations at such time of discounts in respect of outstanding investments in Accounts and accrued and unpaid, interest, fees, premiums and other charges.

            "Security Agreement" means the Security Agreement among the Company, the Subsidiary Loan Parties and the Collateral Agent, substantially in the form of Exhibit I.

            "Security Documents" means the Security Agreement, the Pledge Agreement, the Intercreditor Agreement, the Mortgages and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.12 or 5.13 to secure any of the Obligations.

            "Shrink Reserve" means, at the time of any determination of the Borrowing Base, for each Operating Unit, the amount for such Operating Unit obtained by multiplying (a) the highest percentage excess for such Operating Unit of book inventory over actual inventory determined as a result of any physical inventory during the 12 month period preceding such time and (b) total book inventory of such Operating Unit at such time.

            "Significant Subsidiary" means (a) each Borrowing Subsidiary and (b)  each other Subsidiary other than any Subsidiary or Subsidiaries (x) in respect of which an Event of Default under clause (h), (i) or (j) of Article  VII or a Material Adverse Effect under clause (b) of the definition thereof would exist if such Subsidiary or Subsidiaries were Significant Subsidiaries and (y) that individually or in the aggregate did not account for more than 1% of the revenues of the Company and the Subsidiaries on a consolidated basis for the most recent four fiscal quarter period for which financial statements have most recently been delivered under Sections 5.01(a) or (b).

            "Statutory Reserve Rate" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject (a) with respect to the Base CD Rate, for new negotiable nonpersonal time deposits in dollars of over $100,000 with maturities approximately equal to three months, and (b) with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

            "Stadtlander" means BBC Operating Sub, Inc., BBC Licensing Sub, Inc. and each of their subsidiaries

            "subsidiary" means, with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

            "Subsidiary" means any subsidiary of the Company.

            "Subsidiary Loan Party" means each Borrowing Subsidiary and each other Subsidiary that is not an Excluded Subsidiary.

            "Supermajority Lenders" means, at any time, Lenders having Revolving Exposures, Term Loans and unused Commitments representing more than 75% of the sum of the total Revolving Exposures, outstanding Term Loans and unused Commitments at such time, voting together as a single class.

            "Swingline Exposure" means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

            "Swingline Lender" means The Chase Manhattan Bank, in its capacity as lender of Swingline Loans hereunder.

            "Swingline Loan" means a Loan made pursuant to Section 2.04.

            "Synthetic Lease" means a lease of property or assets designed to permit the lessees (i) to claim depreciation on such property or assets under U. S. tax law and (ii) to treat such lease as an operating lease or not to reflect the leased property or assets on the lessee's balance sheet under GAAP.

            "Synthetic Lease Obligations" shall mean, with respect to any Synthetic Lease, at any time, an amount equal to the higher of (x) the aggregate termination value or purchase price or similar payments in the nature of principal payable thereunder and (y) the then aggregate outstanding principal amount of the notes or other instruments issued by, and the amount of the equity investment, if any, in the lessor under such Syntectic Lease.

            "Taxes" means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

            "Term Loans" means Tranche A Term Loans, Tranche B Term Loans and Interim Term Loans.

            "Three-Month Secondary CD Rate" means, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day is not a Business Day, the next preceding Business Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day) or, if such rate is not so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00  a.m., New York City time, on such day (or, if such day is not a Business Day, on the next preceding Business Day) by the Administrative Agent from three negotiable certificate of deposit dealers of recognized standing selected by it.

            "Total Indebtedness" means, as of any date, the sum, without duplication of (a) the aggregate principal amount of Indebtedness of the Company and the Subsidiaries outstanding as of such date, in the amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP, (b) the aggregate outstanding amount of the Trust Preferred, (c)  the aggregate amount of the Financed Portions of the outstanding Securitizations in excess of $358,000,000, plus (d) the aggregate principal amount of Indebtedness of the Company and the Subsidiaries outstanding as of such date that is not required to be reflected on a balance sheet in accordance with GAAP, determined on a consolidated basis, less, to the extent included in (a) or (d), the aggregate amount of the Financed Portions of the outstanding Securitizations to the extent less than or equal to $358,000,000.

            "Tranche A Commitment" means, with respect to each Lender, the commitment, if any, of such Lender to make Tranche A Term Loans hereunder on the Effective Date, expressed as an amount representing the maximum principal amount of the Tranche A Term Loans to be made by such Lender hereunder, as such commitment may be (a)  reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender's Tranche A Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Tranche A Commitment, as applicable. The initial aggregate amount of the Lenders' Tranche A Commitments is $300,000,000.

            "Tranche A Lender" means a Lender with a Tranche A Commitment or an outstanding Tranche A Term Loan.

            "Tranche A Maturity Date" means March 31, 2005

            "Tranche A Term Loan" means a Loan made pursuant to clause (a) of Section 2.01.

            "Tranche B Commitment" means, with respect to each Lender, the commitment, if any, of such Lender to make Tranche B Term Loans hereunder on the Effective Date, expressed as an amount representing the maximum principal amount of the Tranche B Term Loans to be made by such Lender hereunder, as such commitment may be (a)  reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender's Tranche B Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Tranche B Commitment, as applicable. The initial aggregate amount of the Lenders' Tranche B Commitments is $200,000,000.

            "Tranche B Lender" means a Lender with a Tranche B Commitment or an outstanding Tranche B Term Loan.

            "Tranche B Maturity Date" means March 31, 2006.

            "Tranche B Term Loan" means a Loan made pursuant to clause (b) of Section  2.01.

            "Transactions" means the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

            "Trust Preferred" means the 12,000,000 shares of the 7.80% Trust Originated Preferred Securities issued by a trust that is a wholly owned Subsidiary on May 26, 1999.

            "Type", when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

            "wholly owned" means, as to any Subsidiary, that all the Equity Interests in such Subsidiary (other than directors' qualifying shares) are owned, directly or indirectly, by the Company.

            "Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

            SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a "Revolving Loan") or by Type (e.g., a "Eurodollar Loan") or by Class and Type (e.g., a "Eurodollar Revolving Loan"). Borrowings also may be classified and referred to by Class (e.g., a "Revolving Borrowing") or by Type (e.g., a "Eurodollar Borrowing") or by Class and Type (e.g., a "Eurodollar Revolving Borrowing").

            SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a)  any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. References herein to the taking of any action hereunder of an administrative nature by any Borrower shall be deemed to include references to the Company taking such action on such Borrower's behalf and the Agents are expressly authorized to accept any such action taken by the Company as having the same effect as if taken by such Borrower. References to obligations to the "Borrowers" shall mean that such obligations are joint and several obligations of the Borrowers.

            SECTION 1.04. Accounting Terms; GAAP. (a)  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

            (b)  All pro forma computations required to be made hereunder giving effect to any acquisition, investment, sale, disposition, merger or similar event shall reflect on a pro forma basis such event as if it occurred on the first day of the relevant period and, to the extent applicable, the historical earnings and cash flows associated with the assets acquired or disposed of for such relevant period and any related incurrence or reduction of Indebtedness for such relevant period, but shall not take into account any projected synergies or similar benefits expected to be realized as a result of such event other than cost savings permitted to be included under Regulation S-X.

ARTICLE II

The Credits

            SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees (a) to make Tranche A Term Loans to the Company and Bergen Drug on the Effective Date in an aggregate principal amount not exceeding its Tranche A Commitment and in an amount for each of the Company and Bergen Drug equal to such Lender's ratable percentage, based on its Tranche A Commitment, of the respective Tranche A Term Borrowings specified in the Borrowing Requests therefor, (b) to make Tranche B Term Loans to the Company and Bergen Drug on the Effective Date in an aggregate principal amount not exceeding its Tranche B Commitment and in an amount for each of the Company and Bergen Drug equal to such Lender's ratable percentage of the respective Tranche B Term Borrowings specified in the Borrowing Requests therefor, (c) to make Interim Term Loans to the Company and Bergen Drug on the Effective Date in an aggregate principal amount not exceeding its Interim Commitment and in an amount for each of the Company and Bergen Drug equal to such Lender's ratable percentage, based on its Interim Commitment, of the respective Interim Term Borrowings specified in the Borrowing Requests therefor, and (d)  to make Revolving Loans to the Borrowers from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in (i)  such Lender's Revolving Exposure exceeding such Lender's Revolving Commitment, (ii) the sum of the Revolving Exposures and the aggregate principal amount of the outstanding Term Loans exceeding the Borrowing Base then in effect or (iii) the aggregate principal amount of the Borrowings of PharMerica exceeding $325,000,000. If the aggregate amount of Revolving Loans made on the Effective Date is less than the aggregate amount of Loans to be borrowed by PharMerica on the Effective Date, PharMerica may borrow such excess amount as Term Loans (allocated among the Classes thereof at the Company's discretion) and may maintain such Loans as any combination of Term Loans and Revolving Loans as the Company shall determine in its discretion, provided that no amortization of Term Loans may in any circumstances be allocated to Term Loans of PharMerica. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans. Amounts repaid in respect of Term Loans may not be reborrowed.

            SECTION 2.02. Loans and Borrowings. (a)  Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender's failure to make Loans as required.

            (b)  Subject to Section 2.14, each Revolving Borrowing and Term Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement.

            (c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $5,000,000 and not less than $10,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $5,000,000 and not less than $10,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $1,000,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 12 Eurodollar Borrowings outstanding.

            (d)  Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date, Tranche A Maturity Date, Tranche B Maturity Date or Interim Maturity Date, as applicable.

            SECTION 2.03. Requests for Borrowings. To request a Revolving Borrowing or Term Borrowing, the Company or the applicable Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Company or the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

            (i) whether the requested Borrowing is to be a Revolving Borrowing, Tranche A Term Borrowing, Tranche B Term Borrowing or Interim Term Borrowing;

            (ii) the aggregate amount of such Borrowing;

            (iii) the date of such Borrowing, which shall be a Business Day;

            (iv) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

            (v) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term "Interest Period"; and

            (vi) the identity of the applicable Borrower and the location and number of the account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month's duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.

            SECTION 2.04. Swingline Loans. (a)  Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrowers from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i)  the aggregate principal amount of outstanding Swingline Loans exceeding $100,000,000, (ii) the sum of the Revolving Exposures exceeding the total Revolving Commitments or (iii) the sum of the Revolving Exposures and the aggregate principal amount of the outstanding Term Loans exceeding the Borrowing Base then in effect; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans.

            (b) To request a Swingline Loan, the applicable Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from a Borrower. The Swingline Lender shall make each Swingline Loan available to a Borrower by means of a credit to the general deposit account of such Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the applicable Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

            (c) The Swingline Lender may by written notice given to the Administrative Agent not later than 12:00 noon, New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender's Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender's Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Company of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from a Borrower (or other party on behalf of a Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the applicable Borrower of any default in the payment thereof.

            SECTION 2.05. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, each Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Revolving Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by a Borrower to, or entered into by a Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

            (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), a Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to an Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph  (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by an Issuing Bank, such Borrower also shall submit a letter of credit application on such Issuing Bank's standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the applicable Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $100,000,000, (ii) the Revolving Exposures shall not exceed the total Revolving Commitments and (iii) the sum of the Revolving Exposures and the aggregate principal amount of the outstanding Term Loans shall not exceed the Borrowing Base then in effect.

            (c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Maturity Date.

            (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, each Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the applicable Issuing Bank, a participation in such Letter of Credit equal to such Lender's Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Lender's Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the applicable Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the applicable Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

            (e) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Company or the applicable Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 2:00 p.m., New York City time, on the date that such LC Disbursement is made, if the Company shall have received notice of such LC Disbursement prior to 11:00 a.m., New York City time, on such date, or, if such notice has not been received by the Company prior to such time on such date, then not later than 2:00 p.m., New York City time, on (i) the Business Day that the Company receives such notice, if such notice is received prior to 11:00 a.m., New  York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Company receives such notice, if such notice is not received prior to such time on the day of receipt; provided that ,if such LC Disbursement is not less than $1,000,000, the Company or the applicable Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Company or the applicable Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the applicable Borrower in respect thereof and such Lender's Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Company or the applicable Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Company or the applicable Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse an Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the applicable Borrower of its obligation to reimburse such LC Disbursement.

            (f) Obligations Absolute. The Borrowers' obligations to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, any Borrower's obligations hereunder. Neither the Administrative Agent, the Lenders, the Issuing Banks, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse the applicable Issuing Bank from liability to a Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by such Borrower that are caused by an Issuing Bank's failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), an Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

            (g) Disbursement Procedures. An Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Company by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Company or any Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

            (h)  Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Company or the applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Company or the applicable Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Company or the applicable Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse an Issuing Bank shall be for the account of such Lender to the extent of such payment.

            (i) Replacement of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank, if any. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued by such Issuing Bank thereafter and (ii)  references herein to the term "Issuing Bank" shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

            (j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposures representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Company described in clause (h) or (i) of Article  VII. The Borrowers also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11(b), and any such cash collateral so deposited and held by the Administrative Agent hereunder shall constitute part of the Borrowing Base for purposes of determining compliance with Section 2.11(b). Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrowers under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent (which will use reasonable efforts to obtain a return at market rates for such cash deposits) and at the Company's risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrowers under this Agreement. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three Business Days after all Events of Default have been cured or waived. If the Borrowers are required to provide an amount of cash collateral hereunder pursuant to Section  2.11(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers as and to the extent that, after giving effect to such return, the Borrowers would remain in compliance with Section 2.11(b) and no Default shall have occurred and be continuing.

            SECTION 2.06. Funding of Borrowings. (a)  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to an account of the Company or the applicable Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

            (b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii)  in the case of the applicable Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in such Borrowing.

            SECTION 2.07. Interest Elections. (a)  Each Revolving Borrowing and Term Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Company or the applicable Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The applicable Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

            (b) To make an election pursuant to this Section, the Company or the applicable Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Company or the applicable Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

            (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02 and paragraph (e) of this Section:

            (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

            (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

            (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

            (iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period".

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month's duration.

            (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.

            (e) If the Company or the applicable Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

            SECTION 2.08. Termination and Reduction of Commitments. (a)  Unless previously terminated, (i) the Tranche A Commitments, Tranche B Commitments and Interim Commitments shall terminate at 5:00 p.m., New York City time, on the Effective Date and (ii) the Revolving Commitments shall terminate at 5:00 p.m., New York City time, on the Revolving Maturity Date.

            (b)  The Company may at any time terminate, or from time to time reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $5,000,000 and not less than $10,000,000 and (ii) the Company shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section  2.11, the sum of the Revolving Exposures would exceed the total Revolving Commitments.

            (c) If any prepayment of Term Borrowings is required pursuant to Section 2.11 but cannot be made because there are no Term Borrowings outstanding, or because the amount of the required prepayment exceeds the outstanding amount of Term Borrowings, then, on the date that such prepayment is required, the Revolving Commitments shall be reduced by an aggregate amount equal to the amount of the required prepayment, or the excess of such amount over the outstanding amount of Term Borrowings, as the case may be.

            (d) The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section, or any required reduction of the Revolving Commitments under paragraph (c) of this Section, at least two Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked or extended by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied or the effectiveness of such other credit facilities is delayed. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

            SECTION 2.09. Repayment of Loans; Evidence of Debt. (a) The Company and each applicable Borrower hereby unconditionally promise to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Maturity Date, (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.10 and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Maturity Date and the seventh day after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrowers shall repay all Swingline Loans that were outstanding on the date such Borrowing was requested.

            (b)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

            (c)  The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.

            (d)  The entries made in the accounts maintained pursuant to paragraph  (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

            (e) Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrowers shall prepare, execute and deliver to such Lender one or more promissory notes payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory notes and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

            SECTION 2.10. Amortization of Term Loans. (a)  Subject to adjustment pursuant to paragraph (d) of this Section, the Borrowers shall repay Tranche A Term Borrowings on each date set forth below in the aggregate principal amount set forth opposite such date:

Date	Amount
June 30, 2001	$11,250,000
September 30, 2001	$11,250,000
December 31, 2001	$11,250,000
March 31, 2002	$11,250,000
June 30, 2002	$15,000,000
September 30, 2002	$15,000,000
December 31, 2002	$15,000,000
March 31, 2003	$15,000,000
June 30, 2003	$22,500,000
September 30, 2003	$22,500,000
December 31, 2003	$22,500,000
March 31, 2004	$22,500,000
June 30, 2004	$26,250,000
September 30, 2004	$26,250,000
December 31, 2004	$26,250,000
March 31, 2005	$26,250,000

            (b) Subject to adjustment pursuant to paragraph (d) of this Section, the Borrowers shall repay Tranche B Term Borrowings on each date set forth below in the aggregate principal amount set forth opposite such date:

Date	Amount
June 30, 2000	$500,000
September 30, 2000	$500,000
December 31, 2000	$500,000
March 31, 2001	$500,000
June 30, 2001	$500,000
September 30, 2001	$500,000
December 31, 2001	$500,000
March 31, 2002	$500,000
June 30, 2002	$500,000
September 30, 2002	$500,000
December 31, 2002	$500,000
March 31, 2003	$500,000
June 30, 2003	$500,000
September 30, 2003	$500,000
December 31, 2003	$500,000
March 31, 2004	$500,000
June 30, 2004	$500,000
September 30, 2004	$500,000
December 31, 2004	$500,000
March 31, 2005	$500,000
June 30, 2005	$47,500,000
September 30, 2005	$47,500,000
December 31, 2005	$47,500,000
March 31, 2006	$47,500,000

            (c) To the extent not previously paid, (i) all Tranche A Term Loans shall be due and payable on the Tranche A Maturity Date, (ii) all Tranche B Term Loans shall be due and payable on the Tranche B Maturity Date and (iii) all Interim Term Loans shall be due and payable on the Interim Maturity Date.

            (d) Any prepayment of a Tranche A Term Borrowing or a Tranche B Term Borrowing shall be applied to reduce the subsequent scheduled repayments of the Term Borrowings of such Class to be made pursuant to this Section ratably.

            (e) Prior to any repayment of any Term Borrowings of any Class hereunder, the Company shall select the Borrowing or Borrowings of the applicable Class to be repaid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 11:00 a.m., New York City time, three Business Days before the scheduled date of such repayment. Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing. Repayments of Term Borrowings shall be accompanied by accrued interest on the amount repaid.

            SECTION 2.11. Prepayment of Loans. (a)  The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section.

            (b) In the event and on such occasion that the sum of the Revolving Exposures exceeds the total Revolving Commitments or, when taken together with the aggregate outstanding principal amount of the Term Loans, exceeds the Borrowing Base then in effect, the Borrowers shall prepay Revolving Borrowings or Swingline Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j)) in an aggregate amount equal to such excess.

            (c) In the event and on each occasion that any Net Proceeds are received by or on behalf of the Company or any Subsidiary in respect of any Prepayment Event, the Borrowers shall, within three Business Days after such Net Proceeds are received, prepay Term Borrowings in an aggregate amount equal to such Net Proceeds; provided that at any time after the aggregate amount of Term Borrowings prepaid based upon events described under paragraph (a) or (b) of the definition of "Prepayment Event" is $200,000,000 or more, only 50% of the Net Proceeds received in respect of any event described under paragraph (a) or (b) of the definition of "Prepayment Event " shall be required to be applied to prepay Term Borrowings, except in the case of such a Prepayment Event in which greater than 10% of the aggregate consideration is received by the Company or any Subsidiary in a form other than cash, in which case the amount of Loans required to be prepaid in respect of such Prepayment Event shall be increased by the present value (based on reasonable assumptions) of the portion of such non-cash consideration in excess of 10% of the total value of all the consideration received in respect of such Prepayment Event, up to an amount not to exceed 50% of such total value.

            (d) Prior to any optional or mandatory prepayment of Borrowings hereunder, the Company shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (e) of this Section. In the event of any optional or mandatory prepayment of Term Borrowings made at a time when Term Borrowings of more than one Class remain outstanding, the Borrowers shall first apply all such prepayments to Interim Term Borrowings until all Interim Term Borrowings have been paid in full and shall then select Term Borrowings to be prepaid so that the aggregate amount of such prepayment is allocated between the Tranche A Term Borrowings and Tranche  B Term Borrowings pro rata based on the aggregate principal amount of outstanding Borrowings of each such Class; provided that, so long as Tranche A Term Loans are outstanding, any Tranche B Lender may elect, by notice to the Administrative Agent by telephone (confirmed by telecopy) at least one Business Day prior to the prepayment date, to decline all or any portion of any prepayment of its Tranche B Term Loans pursuant to this Section (other than an optional prepayment pursuant to paragraph (a) of this Section, which may not be declined), in which case the aggregate amount of the prepayment that would have been applied to prepay Tranche B Term Loans but was so declined shall be applied to prepay Tranche A Term Borrowings (and if the aggregate amount of declined payments is greater than the aggregate remaining amount of Tranche A Term Loans, declinations shall be allocated among the Tranche B Lenders on a pro rata basis based upon the respective amounts of their outstanding Tranche B Term Loans). Each voluntary prepayment of the Tranche B Term Loans of any Lender under paragraph (a) above, and each mandatory prepayment of the Tranche B Term Loans of any Lender under paragraph (c) above shall be accompanied by a premium payment in cash of (i) 2.00% of the aggregate principal amount of the Tranche B Term Borrowings being prepaid, if such payment is made on or prior to the first anniversary of the Effective Date and (ii) 1.00% of the aggregate principal amount of the Tranche  B Term Borrowings being prepaid, if such payment is made thereafter but on or prior to the second anniversary of the Effective Date.

            (e)  The Company shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid, the premiums to be paid on any Tranche  B Term Borrowings to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked or extended if such notice of termination is revoked or extended in accordance with Section 2.08. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

            SECTION 2.12. Fees. (a)  The Borrowers agree to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily unused amount of each Commitment of such Lender during the period from and including the date of this Agreement to but excluding the date on which such Commitment terminates. Accrued commitment fees shall be payable in arrears (i) in the case of commitment fees in respect of the Revolving Commitments, on the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof, and (ii) in the case of commitment fees in respect of the Tranche A Term Commitments, Tranche B Term Commitments and Interim Commitments, on the Effective Date or any earlier date on which such Commitments terminate. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees with respect to Revolving Commitments, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

            (b) The Borrowers agree to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Lender's LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender's Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate of 0.25 % per annum on the average daily amount of the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as each Issuing Bank's standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Banks pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

            (c)  The Borrowers agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between any Borrower and the Administrative Agent.

            (d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to an Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

            SECTION 2.13. Interest. (a)  The Loans comprising each ABR  Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

            (b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

            (c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section.

            (d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph  (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

            (e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

            SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

            (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

            (b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Company and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

            SECTION 2.15. Increased Costs. (a)  If any Change in Law shall:

            (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank; or

            (ii) impose on any Lender or any Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

            (b)  If any Lender or any Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's or such Issuing Bank's capital or on the capital of such Lender's or such Issuing Bank's holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender's or such Issuing Bank's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or such Issuing Bank's policies and the policies of such Lender's or such Issuing Bank's holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender's or such Issuing Bank's holding company for any such reduction suffered.

            (c)  A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, and the manner in which such amount or amounts have been calculated, as specified in paragraph (a) or (b) of this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

            (d)  Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's or such Issuing Bank's right to demand such compensation; provided that no Borrower shall be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than six months prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender's or such Issuing Bank's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six month period referred to above shall be extended to include the period of retroactive effect thereof.

            SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b)  the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan or Term Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked or extended under Section  2.11(e) and is revoked or extended in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.19, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

            SECTION 2.17. Taxes. (a)  Any and all payments by or on account of any obligation of any Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if a Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

            (b)  In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

            (c)  The Borrowers shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of any Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

            (d)  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Borrower to a Governmental Authority, the Company shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

            (e)  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Company (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Company as will permit such payments to be made without withholding or at a reduced rate, provided that such Foreign Lender has received written notice from the Company advising it of the availability of such exemption or reduction and supplying all applicable documentation.

            SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a)  Each Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 1:00 p.m., New York City time), on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except payments to be made directly to the Issuing Banks or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 10.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars.

            (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

            (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans, Term Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to any Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

            (d) Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Bank hereunder that a Borrower will not make such payment, the Administrative Agent may assume that the applicable Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due. In such event, if the applicable Borrower has not in fact made such payment, then each of the Lenders or such Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

            (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b), 2.18(d) or 10.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid.

            SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a)   If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

            (b) If any Lender requests compensation under Section 2.15, or if a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender defaults in its obligation to fund Loans hereunder, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, the Issuing Banks and Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

            SECTION 2.20. Borrowing Subsidiaries. On or after the Effective Date, the Company may designate any wholly owned Subsidiary as a Borrowing Subsidiary by delivery to the Administrative Agent of a Borrowing Subsidiary Agreement executed by such Subsidiary and the Company, and upon such delivery such Subsidiary shall for all purposes of this Agreement be a Borrowing Subsidiary and a party to this Agreement until the Company shall have executed and delivered to the Administrative Agent a Borrowing Subsidiary Termination with respect to such Subsidiary, whereupon such Subsidiary shall cease to be a Borrowing Subsidiary and a party to this Agreement. Notwithstanding the preceding sentence, no Borrowing Subsidiary Termination will become effective as to any Borrowing Subsidiary at a time when any principal of or interest on any Loan to such Borrowing Subsidiary shall be outstanding hereunder; provided that such Borrowing Subsidiary Termination shall be effective to terminate such Borrowing Subsidiary's right to make further Borrowings or to request Letters of Credit under this Agreement. As soon as practicable upon receipt of a Borrowing Subsidiary Agreement, the Administrative Agent shall send a copy thereof to each Lender.

ARTICLE III

Representations and Warranties

            Each of the Company and the Borrowing Subsidiaries represents and warrants to the Lenders that:

            SECTION 3.01. Organization; Powers. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

            SECTION 3.02. Authorization; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party's corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by each of the Company and the Borrowing Subsidiaries and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of the Company, such Borrowing Subsidiary or such Loan Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

            SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a)  do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Company, the Borrowing Subsidiaries or any of the Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, material agreement or other material instrument binding upon the Company, any Borrowing Subsidiary or any of the Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Company, any Borrowing Subsidiary or any of the Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Company, any Borrowing Subsidiary or any of the Subsidiaries, except Liens created under the Loan Documents.

            SECTION 3.04. Financial Condition; No Material Adverse Change. (a)   The Company has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended September 30, 1999, reported on by Deloitte & Touche, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended December 31, 1999, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

            (b) Except as disclosed in the financial statements referred to above or the notes thereto or in the Information Memorandum (including the Company's annual report on Form 10-K for its fiscal year ended September 30, 1999, and quarterly report on Form 10-Q for the quarter ended December 31, 1999 (the "December  10-Q"), each provided as part of the Information Memorandum) after giving effect to the Transactions, none of the Company or its Subsidiaries has, as of the Effective Date, any material contingent liabilities, unusual long-term commitments or unrealized losses.

            (c) Since September 30, 1999, there has been no material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of the Company and its Subsidiaries, taken as a whole. It is understood and agreed that the developments disclosed in the December 10-Q and the Information Memorandum do not, and will not without further development, constitute such a material adverse change.

            SECTION 3.05. Properties. (a)  Each of the Company and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business (including its Mortgaged Properties), except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

            (b) Each of the Company and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Company and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

            (c) Schedule 3.05 sets forth the address of each real property that is owned or leased by the Company or any of its Subsidiaries as of the Effective Date after giving effect to the Transactions.

            (d) As of the Effective Date, neither the Company nor any of its Subsidiaries has received notice of, or has knowledge of, any pending or contemplated condemnation proceeding affecting any material portion of any Mortgaged Property or any sale or disposition thereof in lieu of condemnation. Neither any Mortgaged Property nor any interest therein is subject to any right of first refusal, option or other contractual right to purchase such Mortgaged Property or interest therein.

            SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Company or any Borrower, threatened against or affecting the Company or any of its Subsidiaries (i) as to which there is a reasonable likelihood of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any of the Loan Documents or the Transactions.

            (b)  Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

            SECTION 3.07. Compliance with Laws and Agreements. Each of the Company and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

            SECTION 3.08. Investment and Holding Company Status. Neither the Company nor any of its Subsidiaries is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

            SECTION 3.09. Taxes. Each of the Company and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) any Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

            SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $10,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $10,000,000 the fair market value of the assets of all such underfunded Plans.

            SECTION 3.11. Disclosure. The Company has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which the Company or any of its Subsidiaries is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Company and the Borrowing Subsidiaries represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

            SECTION 3.12. Subsidiaries. Schedule 3.12 sets forth the name of, and the ownership interest of the Company in, each Subsidiary of the Company and identifies each Subsidiary that is a Subsidiary Loan Party, in each case as of the Effective Date.

            SECTION 3.13. Insurance. Schedule 3.13 sets forth a description of all insurance maintained by or on behalf of the Company and its Subsidiaries as of the Effective Date. As of the Effective Date, all premiums in respect of such insurance have been paid to the extent due. The company and the Borrowing Subsidiaries believe that the insurance maintained by or on behalf of the Company and its Subsidiaries is adequate.

            SECTION 3.14. Labor Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns against the Company or any Subsidiary pending or, to the knowledge of the Company or any Borrower, threatened. The hours worked by and payments made to employees of the Company and the Subsidiaries have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All payments due from the Company or any Subsidiary, or for which any claim may be made against the Company or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Company or such Subsidiary. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Company or any Subsidiary is bound.

            SECTION 3.15. Solvency. Immediately after the consummation of the Transactions to occur on the Effective Date and immediately following the making of each Loan made on the Effective Date and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of each Borrower, and of the Loan Parties taken as a whole, at a fair valuation, will exceed its and their respective debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Borrower, and of the Loan Parties taken as a whole, will be greater than the amount that will be required to pay the probable liability of its and their respective debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Borrower, and the Loan Parties taken as a whole, will be able to pay its and their respective debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each Borrower, and the Loan Parties taken as a whole, will not have unreasonably small capital with which to conduct the business in which it is or they are engaged as such business is now conducted and is proposed to be conducted following the Effective Date.

            SECTION 3.16. Senior Indebtedness. The Obligations constitute "Senior Indebtedness" however denominated, under and as defined in each document or instrument governing subordinated Indebtedness of the Company or any Subsidiary (including the intercompany subordinated Indebtedness related to the Trust Preferred).

            SECTION 3.17. Year 2000. There has not occurred, and neither the Company nor any Borrower expects that there will occur, any material disruption in the operations or business systems of the Company and the Subsidiaries resulting from the inability of computer systems of the Company or the Subsidiaries or equipment of the Company or the Subsidiaries containing embedded microchips to recognize or properly process dates in or following the year 2000.

ARTICLE IV

Conditions

            SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):

            (a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

            (b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of each of (i)  Lowenstein Sandler PC, counsel for the Company, substantially in the form of Exhibit J-1, (ii) Paul, Weiss, Rifkind, Wharton & Garrison, counsel for the Company, substantially in the form of Exhibit J-2, (iii) Milan A. Sawdei, Executive Vice President and Chief Legal Officer for the Company, in substantially the form of Exhibit J-3, and (iv) local counsel in each jurisdiction where a Mortgaged Property is located, in each case in a form reasonably satisfactory to the Administrative Agent, and, in the case of each such opinion required by this paragraph, covering such other matters relating to the Loan Parties, the Loan Documents or the Transactions as the Required Lenders shall reasonably request. Each of the Company and the Borrowers hereby requests such counsel to deliver such opinions.

            (c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to the Loan Parties, the Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

            (d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Company, confirming compliance with the conditions set forth in paragraphs (a), (b), (c) and (d) of Section 4.02. Such certificate shall include all relevant calculations in detail satisfactory to the Administrative Agent and shall specify the maximum amount of Indebtedness under the Loan Documents that may be incurred by PharMerica. A true and complete certified copy of the approval by the disinterested directors of the Board of Directors of PharMerica of the Transactions involving PharMerica and its subsidiaries, including the satisfaction by PharMerica and its subsidiaries of the Collateral and Guarantee Requirement, or the opinion of an investment banking firm as to the fairness of such Transactions to PharMerica, as applicable shall be attached to such certificate.

            (e) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party hereunder or under any other Loan Document.

            (f) The Collateral and Guarantee Requirement shall have been satisfied and the Administrative Agent shall have received a completed Perfection Certificate dated the Effective Date and signed by an executive officer or Financial Officer of the Company, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or have been released.

            (g) The Administrative Agent shall have received evidence that the Intercreditor Agreement shall have been executed and delivered by each required party and shall have become effective. Each Lender authorizes and directs the Administrative Agent to enter into the Intercreditor Agreement.

            (h)  The Administrative Agent shall be reasonably satisfied as to the amount and nature of any environmental and employee health and safety exposures to which the Company and the Subsidiaries may be subject after giving effect to the Transactions, and with their plans with respect thereto.

            (i)  There shall be no litigation or administrative action (including any investigation, proceeding or other action by the FDA) that could reasonably be expected to have a material adverse effect on the business, operations, properties, assets, liabilities or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, after giving effect to the Transactions.

            (j) All consents and approvals required to be obtained from any Governmental Authority or other Person in connection with the Transactions shall have been obtained.

            (k)  The Existing Credit Agreements shall have been or shall be simultaneously repaid in full, and all agreements and instruments evidencing or governing Indebtedness thereunder and all lending or other commitments thereunder shall have been terminated and all liens securing such Indebtedness shall have been released and the Administrative Agent shall have received a payoff letter agreement or such other evidence as it shall have reasonably requested as to the satisfaction of such conditions. After giving effect to the Transactions, neither the Company nor any of its Subsidiaries shall have outstanding any shares of preferred stock or any Indebtedness, other than (i) Indebtedness incurred under the Loan Documents and (ii) the Indebtedness and preferred stock set forth on Schedule 6.01.

            (l) The Administrative Agent shall have received a completed Borrowing Base Certificate for the month ended February 29, 2000, dated the Effective Date and signed by a Financial Officer of the Borrower.

            (m)  The Administrative Agent shall have received evidence that the insurance required by Section 5.07 and the Security Documents is in effect.

            (n)  The Administrative Agent shall have received and be satisfied with copies of each amendment of the documents relating to the Securitization outstanding on the Effective Date.

The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.02) at or prior to 5:00 p.m., New York City time, on April 22, 2000 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

            SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Banks to issue, amend, renew or extend any Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

            (a)  The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable.

            (b)  At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

            (c)  After giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, the sum of the Revolving Exposures and the aggregate principal amount of the outstanding Term Loans shall not exceed the Borrowing Base then in effect.

            (d)  Such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, shall be permitted under the debt incurrence test specified under each indenture or other governing document then outstanding in respect of any Material Indebtedness, or there shall be another provision in such indenture or document expressly permitting such Borrowing or Letter of Credit.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Company on the date thereof as to the matters specified in paragraphs (a), (b), (c) and (d) of this Section.

            SECTION 4.03. Initial Credit Event for each Borrowing Subsidiary. The obligation of each Lender to make Loans to or issue Letters of Credit for the account of any Borrowing Subsidiary is subject to the satisfaction of the following conditions:

            (a) The Administrative Agent (or its counsel) shall have received such Borrowing Subsidiary's Borrowing Subsidiary Agreement duly executed by all parties thereto (or, in the case of Bergen Drug and PharMerica, counterparts of this Agreement duly executed by each of them).

            (b) The Administrative Agent shall have received a favorable written opinion of counsel for such Borrowing Subsidiary, substantially in the form of Exhibit J-4 and covering such other matters relating to such Borrowing Subsidiary or its Borrowing Subsidiary Agreement as the Administrative Agent shall reasonably request.

            (c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of such Borrowing Subsidiary, the authorization of the Transactions insofar as they relate to such Borrowing Subsidiary and any other legal matters relating to such Borrowing Subsidiary, its Borrowing Subsidiary Agreement or such Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

ARTICLE V

Affirmative Covenants

            Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each of the Company and the Borrowing Subsidiaries covenants and agrees with the Lenders that:

            SECTION 5.01. Financial Statements and Other Information. The Company will furnish to the Administrative Agent and each Lender:

            (a) within 90 days after the end of each fiscal year of the Company, its audited consolidated balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such year, and (if at such time PharMerica's 8-3/8% Senior Subordinated Notes due 2008 remain outstanding and the reporting obligations in respect thereof remain in effect ) within 120 days after the end of each fiscal year of the Company, such financial statements for PharMerica and its subsidiaries, in each case setting forth in comparative form the figures for the previous fiscal year, and presenting the results of each significant operating business segment in accordance with FASB Statement No. 131, all reported on by Deloitte & Touche or other independent public accountants of recognized national standing (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company or PharMerica, as applicable, and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, and in the case of financial statements for the Company and its Subsidiaries, together with statements for the applicable period of Consolidated EBITDA and consolidated revenues (determined in each case on a basis consistent with the presentation of Consolidated EBITDA and consolidated revenues for such groups in the Information Memorandum) for each of Bergen Drug and its subsidiaries, PharMerica and its subsidiaries, BBMC, ASD and its subsidiaries, Stadtlander and the remaining Subsidiaries taken as a group;

            (b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, its consolidated balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, and (if at such time PharMerica's 8-3/8% Senior Subordinated Notes due 2008 remain outstanding and the reporting obligations in respect thereof remain in effect) within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, such financial statements for PharMerica and its subsidiaries, in each case setting forth in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, and presenting the results of each significant operating business segment in accordance with FASB Statement No. 131, all certified by a Financial Officer as presenting fairly in all material respects the financial condition and results of operations of the Company or PharMerica, as applicable, and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, and in the case of financial statements for the Company and its Subsidiaries, together with statements for the applicable period of Consolidated EBITDA and consolidated revenues for each of Bergen Drug and its subsidiaries, PharMerica and its subsidiaries, BBMC, ASD and its subsidiaries, Stadtlander and the remaining Subsidiaries taken as a group;

            (c) within 30 days after the end of each of the first two fiscal months of each fiscal quarter of the Company, its consolidated balance sheet and related statements of operations as of the end of and for such fiscal month and the then elapsed portion of the fiscal year, all certified by one of its Financial Officers as presenting in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

            (d) concurrently with any delivery of financial statements under clause (a)  or (b) above, a certificate of a Financial Officer of the Company (i)  certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.12, 6.13, 6.14 and 6.15 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the Company's audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

            (e) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

            (f) within 30 days after the end of each calendar month, a completed Borrowing Base Certificate calculating and certifying the Borrowing Base as of the last day of such calendar month, signed on behalf of the Company by a Financial Officer;

            (g) not more than 45 days after the commencement of each fiscal year of the Company, a detailed consolidated budget for such fiscal year presented on a quarterly basis (including a projected consolidated balance sheet and related statements of projected operations and cash flow as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget) and, promptly when available, any significant revisions of such budget;

            (h) promptly after the same become publicly available, the Company will provide each Lender with electronic notice of the availability of copies of all periodic and other reports, proxy statements and other materials filed by the Company or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Company to its shareholders generally, as the case may be;

            (i) promptly following receipt thereof, any communication from the Food and Drug Administration regarding any circumstance or development that could reasonably be expected to result in a Material Adverse Effect; and

            (j) promptly following any request therefor, such other information regarding the operations, business affairs, Collateral and financial condition of the Company or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request, it being understood that the Company may require any Lender receiving such information to confirm in writing its confidentiality obligations under Section 10.12.

            SECTION 5.02. Notices of Material Events. The Company and the Borrowing Subsidiaries will furnish to the Administrative Agent and each Lender prompt written notice of the following:

            (a) the occurrence of any Default;

            (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

            (c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Company and its Subsidiaries in an aggregate amount exceeding $15,000,000; and

            (d) the failure by the Company or any Subsidiary to make any rental or other required payment (which has not been cured) in respect of any facility at which Eligible Inventory is stored; and

            (e) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

            SECTION 5.03. Information Regarding Collateral. (a)  The Company will furnish to the Administrative Agent prompt written notice of any change (i)  in any Loan Party's corporate name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (ii) in the location of any Loan Party's chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (iii) in any Loan Party's identity or corporate structure or (iv) in any Loan Party's Federal Taxpayer Identification Number. The Company agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. The Company also agrees promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

            (b) Each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to clause (a) of Section 5.01, the Company shall deliver to the Administrative Agent a certificate of a Financial Officer and the chief legal officer of the Borrower (i) setting forth the information required pursuant to the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Effective Date or the date of the most recent certificate delivered pursuant to this Section and (ii) certifying that all Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above to the extent necessary to protect and perfect the security interests under the Security Agreement, the Pledge Agreement and the Mortgages for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period). For purposes of the foregoing certificate, the Company may assume that all filings, recordings and registrations that it has delivered to the Collateral Agent have been properly filed with the proper Persons.

            SECTION 5.04. Existence; Conduct of Business. Each of the Borrowers will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

            SECTION 5.05. Payment of Obligations. Each of the Borrowers will, and will cause each of its Subsidiaries to, pay its Indebtedness and other obligations, including Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation and (d) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

            SECTION 5.06. Maintenance of Properties. Each of the Borrowers will, and will cause each of its Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

            SECTION 5.07. Insurance. Each of the Borrowers will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurance companies (a) insurance in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations, (b) flood insurance on any Mortgaged Property located in an area designated as a "special flood hazard area" in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), in such amount as is required to comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time, and (c) all insurance required to be maintained pursuant to the Security Documents. Each Borrower will, upon the request of the Administrative Agent (which will forward to the Company any such requests received from Lenders), provide information in reasonable detail as to the insurance so maintained.

            SECTION 5.08. Casualty and Condemnation. The Company (a) will furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of any Collateral or the commencement of any action or proceeding for the taking of any Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with Section 2.11(c).

            SECTION 5.09. Books and Records; Inspection and Audit Rights. (a)   Each of the Borrowers will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Each of the Borrowers will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested, provided that the Company may use reasonable efforts to coordinate visits by Lenders.

            (b)  The Company will, and will cause each of its Subsidiaries to, cooperate in the conduct of the monthly collateral services performed by the Collateral Agent and from time to time, upon the request of the Administrative Agent or the Required Lenders, permit the Administrative Agent or professionals retained by the Administrative Agent (including consultants, accountants, lawyers and appraisers) to conduct evaluations and appraisals of the Company's practices in the computation of the Borrowing Base and the assets included in the Borrowing Base at such times as the Administrative Agent may elect or the Required Lenders may specify; provided, that such Persons shall not be entitled to conduct such evaluations and appraisals of assets more frequently than twice per year unless (i) a Default or Event of Default has occurred and is continuing or (ii) the Administrative Agent or the Required Lenders determine that any material event or material change has occurred with respect to the Loan Parties, their inventory or receivables practices or the performance of the Collateral and that as a result of such event or change more frequent evaluations or appraisals are required to effectively monitor the Borrowing Base, in which case the Company will, and will cause each of its Subsidiaries to, permit such persons to conduct such evaluations and appraisals at such reasonable times and as often as may be reasonably requested. The Administrative Agent will provide the Lenders with reports of the evaluations and appraisals it completes under this Section 5.09(b).

            (c) From time to time at the direction of the Administrative Agent or the Required Lenders the computation of the Borrowing Base will be modified or adjusted to revise or establish eligibility criteria and reserves in respect of Eligible Accounts Receivable and Eligible Inventory and to make such other adjustments and reconciliations as the Administrative Agent or the Required Lenders may, in its or their reasonable discretion (it being understood that the Administrative Agent will not take any action inconsistent with any determination of the Required Lenders absent a subsequent change in the relevant facts or circumstances), from time to time deem appropriate, in consultation with the Company, based on the creditworthiness of Borrowing Base items or on the results of Collateral or Borrowing Base evaluations conducted by the Collateral Agent or professionals retained by the Collateral Agent, as contemplated by Section 5.09(b), provided that any such change shall be effective upon not less than 5 Business Days' notice.

            SECTION 5.10. Compliance with Laws. Each of the Borrowers will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

            SECTION 5.11. Use of Proceeds and Letters of Credit. The proceeds of the Term Loans and of Revolving Loans made on the Effective Date will be used only for the repayment in full of the Indebtedness outstanding under the Existing Credit Agreements and the payment of fees and expenses payable in connection with the Transactions. The proceeds of the Revolving Loans and Swingline Loans made after the Effective Date will be used only for general corporate purposes, provided that such proceeds may not be used to repay or prepay Interim Term Loans. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations  U and X. Letters of Credit will be issued only for general corporate purposes.

            SECTION 5.12. Additional Subsidiaries. If any additional Subsidiary is formed or acquired after the Effective Date, the Company will, within ten Business Days after such Subsidiary is formed or acquired, notify the Administrative Agent and the Lenders thereof and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary (if it is not an Excluded Subsidiary) and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party.

            SECTION 5.13. Further Assurances. (a)  Each of the Borrowers will, and will cause each Subsidiary Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied at all times, all at the expense of the Loan Parties. Each of the Borrowers also agrees to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

            (b) If any material assets (including any real property or improvements thereto or any interest therein) are acquired by the Company or any Subsidiary Loan Party after the Effective Date (other than assets constituting Collateral under the Security Documents that become subject to the Lien of the Security Documents upon acquisition thereof), the Company will notify the Administrative Agent and the Lenders thereof, and, if requested by the Administrative Agent or the Required Lenders, the Company will cause such assets to be subjected to a Lien securing the Obligations and will take, and cause the Subsidiary Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties.

ARTICLE VI

Negative Covenants

            Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, each of the Company and the Borrowing Subsidiaries covenants and agrees with the Lenders that:

            SECTION 6.01. Indebtedness; Certain Equity Securities. (a)  The Borrowers will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

            (i) Indebtedness created under the Loan Documents;

            (ii) (A) Indebtedness of the Company under Hedging Agreements entered into in accordance with Section 6.07, or (B) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness incurred under this clause (B) is extinguished within two Business Days of its incurrence;

            (iii) Indebtedness existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness on terms taken as a whole no less favorable to the Company and the Subsidiaries or the Lenders than the terms of such Indebtedness in effect on the date hereof (other than interest rates, which shall be at market rates) and that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof or add any new obligor in respect thereof, provided that such existing Indebtedness of the Company's Puerto Rico Subsidiary in an aggregate principal amount not to exceed $55,000,000 may be refinanced in a transaction supported by a Letter of Credit and benefitting from a Guarantee by the Company;

            (iv) Indebtedness of the Company to any Subsidiary and of any Subsidiary to the Company or any other Subsidiary; provided that Indebtedness of PharMerica or any of its subsidiaries or of any Subsidiary that is not a Loan Party to the Company or any Subsidiary Loan Party (other than Indebtedness among PharMerica and subsidiaries of PharMerica that are Subsidiary Loan Parties) shall be subject to Section 6.04;

            (v) Guarantees by the Company of Indebtedness of any Subsidiary; provided that Guarantees by the Borrower or any Subsidiary Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04;

            (vi) Indebtedness of the Company or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including any Capital Lease Obligations or other Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof; provided that (A) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (B) the aggregate principal amount of Indebtedness permitted by this clause (vi) shall not exceed $35,000,000 at any time outstanding;

            (vii) Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that (A) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (B) the aggregate principal amount of Indebtedness permitted by this clause (vii) shall not exceed $15,000,000 at any time outstanding;

            (viii) Indebtedness of Bergen Drug or the Securitization Entity under any Securitization; provided that the aggregate amount of the Financed Portions of all outstanding Securitizations shall not at any time exceed the sum of (a) the Financed Portion as of the Effective Date, which as of the Effective Date is $358,000,000, and (b) $100,000,000;

            (ix) other unsecured Indebtedness of the Company in an aggregate principal amount not exceeding $50,000,000 at any time outstanding; and

            (x) Indebtedness of the Company that is subordinated to the Obligations; provided that (A) the terms of such Indebtedness (other than interest rates, which shall be at market rates) including subordination provisions, shall be satisfactory to the Required Lenders, (B) such Indebtedness shall mature not sooner than the date that is 90 days after the Tranche B Maturity Date, (C) the aggregate principal amount of such Indebtedness, when taken with the outstanding amount of all preferred stock issued under Section 6.01(b)(iii), is not at any time in excess of $200,000,000 and (D) all the Net Proceeds of such Indebtedness shall have been applied to prepay Loans in accordance with Section 2.11(c).

            (b) Neither the Company nor any Borrowing Subsidiary will, nor will they permit any Subsidiary to, issue or permit to exist any preferred stock or other preferred Equity Interests, other than (i) that existing on the date hereof and set forth on Schedule 6.01, (ii) preferred stock that at all times prior to the date that is one year after the Tranche B Maturity Date is not redeemable in whole or part and pays distributions and dividends solely in kind or in common stock of the Company and (iii) other preferred stock of the Company (A) having terms (other than pricing, which shall be at market rates) satisfactory to the Required Lenders, (B) in an aggregate amount that when taken together with the outstanding principal amount of the Indebtedness outstanding under Section 6.01(a)(x) is not at any time in excess of $200,000,000 and (C) all the Net Proceeds of which have been applied to prepay Loans in accordance with Section 2.11(c).

            SECTION 6.02. Liens. The Borrowers will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

            (a) Liens created under the Loan Documents;

            (b) Permitted Encumbrances;

            (c) any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

            (d) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

            (e) Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary; provided that (i) such Liens secure Indebtedness permitted by clause (vi) of Section 6.01(a), (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Company or any Subsidiary; and

            (f) Liens under any Securitization on Purchased Property of Bergen Drug or any Securitization Entity.

            SECTION 6.03. Fundamental Changes. (a) No Borrower will, or will permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Subsidiary may merge into a Borrower in a transaction in which such Borrower is the surviving corporation, (ii) any Subsidiary may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary and (if any party to such merger is a Subsidiary Loan Party) is a Subsidiary Loan Party and (iii) any Subsidiary (other than a Subsidiary Loan Party) may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

            (b) The Borrowers will not, and will not permit any of the Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrowers and the Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

            SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Borrowers will not, and will not permit any of the Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any Equity Interests in or evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

            (a) investments of the Company under Hedging Agreements entered into in accordance with Section 6.07;

            (b) Permitted Investments;

            (c) investments existing on the date hereof and set forth on Schedule 6.04;

            (d) investments by the Company and its Subsidiaries in Equity Interests in their respective Subsidiaries; provided that (i) any such Equity Interests held by a Loan Party shall be pledged pursuant to the Pledge Agreement (subject to the limitations applicable to common stock of a Foreign Subsidiary referred to in paragraph (b) of the definition of Collateral and Guarantee Requirement) and (ii) the aggregate amount of investments by Loan Parties in, and loans and advances by Loan Parties to, and Guarantees by Loan Parties of Indebtedness of, PharMerica or any of its subsidiaries or of Subsidiaries that are not Loan Parties (other than such investments, loans, advances and Guarantees (i) to the extent solely among PharMerica and subsidiaries of PharMerica that are Subsidiary Loan Parties and (ii) in any Securitization Entity pursuant to a Securitization) shall not exceed $5,000,000 at any time outstanding;

            (e) loans or advances made by the Company to any Subsidiary and made by any Subsidiary to the Company or any other Subsidiary; provided that (i) any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged pursuant to the Pledge Agreement and (ii) the amount of such loans and advances made by Loan Parties to Subsidiaries that are not Loan Parties shall be subject to the limitation set forth in clause (d) above;

            (f) Guarantees constituting Indebtedness permitted by Section 6.01; provided that the aggregate principal amount of Indebtedness of Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party shall be subject to the limitation set forth in clause (d) above;

            (g) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

            (h) (i) loans and advances to employees of the Company and the Subsidiaries in an aggregate principal amount at any time outstanding not to exceed $10,000,000 and (ii) advances of payroll payments and expenses to employees in the ordinary course of business;

            (i) loans and advances to customers of the Company and the Subsidiaries (other than any created under paragraph (g) above) in an aggregate principal amount at any time outstanding not to exceed $50,000,000 provided that no more than $10,000,000 in the aggregate of such loans and advances shall at any time be outstanding to a single customer;

            (j) discounts paid to customers in advance of sales in connection with the commencement or renewal of distribution agreements in the ordinary course of business and consistent with past practice or with the then current practices of suppliers in the applicable market, in an aggregate unused amount for all such discounts at any time outstanding not to exceed $30,000,000;

            (k) Permitted Acquisitions in respect of which the aggregate amount of consideration paid after the date hereof (whether cash or property, as valued at the time such investment is made) does not exceed (net of any return representing return of capital of (but not return on) any such Permitted Acquisition) at any time $75,000,000; and

            (l) Permitted Other Acquisitions and Permitted Acquisitions in addition to those made under paragraph (k) above in respect of which the aggregate amount of consideration paid after the date hereof (whether cash or property, as valued at the time such investment is made) does not exceed (net of any return representing return of capital of (but not return on) any such Permitted Other Acquisition or Permitted Acquisition) at any time $75,000,000.

            SECTION 6.05. Asset Sales. The Borrowers will not, and will not permit any of the Subsidiaries to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will any Borrower permit any of its Subsidiaries to issue any additional Equity Interest in such Subsidiary, except:

            (a) sales of inventory, obsolete or surplus equipment and Permitted Investments in the ordinary course of business;

            (b) sales, transfers and dispositions to a Borrower or a Subsidiary; provided that any such sales, transfers or dispositions involving PharMerica or any of its subsidiaries or a Subsidiary that is not a Loan Party (other than such transactions to the extent solely involving PharMerica and subsidiaries of PharMerica that are Subsidiary Loan Parties) shall be made in compliance with Section 6.09;

            (c) sales of Purchased Property of Bergen Drug or any Securitization Entity under any Securitization; and

            (d) the sale of all the Equity Interests in any Person included in Stadtlander, and sales, transfers and other dispositions of assets that are not permitted by any other clause of this Section; provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this clause  (d) shall not exceed $500,000,000 during the term of this Agreement and that any retained Equity Interests in any Subsidiary in which any Equity Interests have been sold, transferred or otherwise disposed of shall be deemed to be noncash consideration received in respect of such sale, transfer or other disposition.

provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by clauses (b) and (c) above) shall be made for fair value and (i) until such time as the aggregate amount of Term Borrowings prepaid based upon events described under paragraph (a) or (b) of the definition of "Prepayment Event" is $200,000,000 or more, for at least 90% cash consideration, and (ii) thereafter, for at least 80% cash consideration (it being understood that all noncash consideration constituting investments, and the retention of minority interests in sold Subsidiaries, shall be subject to Section 6.04(l), and that contingent payouts, earnouts and similar consideration will be valued based upon the maximum consideration permitted to be received on a present value basis based upon reasonable assumptions).

            SECTION 6.06. Sale and Leaseback Transactions. The Borrowers will not, and will not permit any of the Subsidiaries to, enter into any arrangement, directly or indirectly, whereby any Borrower or Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, other than any such transaction (a) which involves a sale solely for cash consideration on an arm's length basis in an amount that when taken together with the aggregate amount of the consideration received in respect of all other such transactions after the date hereof is less than $50,000,000 and (b) the Net Proceeds of which are applied to prepay Term Borrowings in accordance with Section  2.11(c).

            SECTION 6.07. Hedging Agreements. The Borrowers will not, and will not permit any of the Subsidiaries to, enter into any Hedging Agreement, other than Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities and not for any speculative purpose.

            SECTION 6.08. Restricted Payments; Certain Payments of Indebtedness. (a)  The Borrowers will not, and will not permit any of the Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except (i) the Company may declare and pay dividends with respect to its capital stock payable solely in additional shares of its common stock, (ii) Subsidiaries may declare and pay dividends ratably with respect to their capital stock (except that no dividends, distributions or other Restricted Payments may be made in respect of the Trust Preferred other than interest paid on the related intercompany subordinated Indebtedness in accordance with Section  6.08(b)(ii)), (iii) the Company may make Restricted Payments, not exceeding $5,000,000 during any fiscal year, pursuant to and in accordance with stock option plans or other equity based benefit plans for management or employees of the Company and its Subsidiaries, and (iv) so long as no Default or Event of Default shall have occurred and be continuing at the time of such payment and no Default would occur as a result of making such payment, (A) the Company may pay dividends with respect to its common stock in cash (x) in an aggregate amount during each fiscal quarter not to exceed the lesser of $4,000,000 and Adjusted Consolidated Net Income for the immediately preceding fiscal quarter and (y) in any greater amount during any fiscal quarter ending on or after September 30, 2000, provided that at the time each such dividend is paid (1) if such dividend is paid in the fiscal quarter ended September 30, 2000, the aggregate amount of cash dividends paid in such fiscal quarter is not in excess of the lesser of $10,100,000 and 25% of Adjusted Consolidated Net Income for the fiscal quarter ended June 30, 2000, (2) if such dividend is paid in the fiscal quarter ended December 31, 2000, the aggregate amount of cash dividends paid in such fiscal quarter, taken together with the aggregate amount of cash dividends paid in the immediately preceding fiscal quarter, is not in excess of the lesser of $20,200,000 and 25% of Adjusted Consolidated Net Income for the two fiscal quarter period ended September 30, 2000, (3) if such dividend is paid in the fiscal quarter ended March 31, 2001, the aggregate amount of cash dividends paid in such fiscal quarter, taken together with the aggregate amount of cash dividends paid in the immediately preceding two fiscal quarters, is not in excess of the lesser of $30,300,000 and 25% of Adjusted Consolidated Net Income for the three fiscal quarter period ended December  31, 2000, and (4) if such dividend is paid thereafter, the aggregate amount of cash dividends paid in the fiscal quarter in which such dividend is paid, taken together with the aggregate amount of cash dividends paid in the three fiscal quarters immediately preceding such fiscal quarter, is not in excess of the lesser of (x) 25% of Adjusted Consolidated Net Income for the four fiscal quarter period ending most recently prior to the time such dividend is paid and (y) $40,400,000, and (B)  the Company may pay regular dividends or distributions in respect of preferred stock issued after the date hereof in compliance with Section 6.01(b)(iii). For purposes of clause (iv) above, "Adjusted Consolidated Net Income" for any period shall mean the sum, without duplication, for such period of Consolidated Net Income plus any special one-time or extraordinary non-cash charges deducted in calculating such Consolidated Net Income plus the aggregate loss reflected in such period on the books of the Company and the Subsidiaries in respect of any sale of all or part of Stadtlander and any discontinuation of any part of Stadtlander.

            (b) The Borrowers will not, and will not permit any of the Subsidiaries to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any Indebtedness, except:

            (i) payment of Indebtedness created under the Loan Documents;

            (ii) payment of regularly scheduled interest payments and scheduled or mandatory principal payments as and when due in respect of any Indebtedness, other than payments in respect of subordinated debt prohibited by the subordination provisions thereof, and payments made to Bergen Drug by Securitization Entities in respect of subordinated Indebtedness incurred pursuant to any Securitization;

            (iii) refinancings of Indebtedness to the extent permitted by Section 6.01; and

            (iv) payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness.

            SECTION 6.09. Transactions with Affiliates. The Borrowers will not, and will not permit any of the Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any Affiliate of a Borrower or Subsidiary, except (a) transactions that are at prices and on terms and conditions not less favorable to such Borrower or Subsidiary than could be obtained on an arm's-length basis from unrelated third parties, (b) transactions between or among the Borrowers and the Subsidiary Loan Parties (other than PharMerica and its subsidiaries) not involving any other Affiliate, (c) transactions between or among PharMerica and subsidiaries of PharMerica that are Subsidiary Loan Parties, (d)  transactions between Bergen Drug and any Securitization Entity pursuant to any Securitization and (e) any Restricted Payment permitted by Section 6.08.

            SECTION 6.10. Restrictive Agreements. The Borrowers will not, and will not permit any of the Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to any Borrower or any other Subsidiary or to Guarantee Indebtedness of any Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document or any Securitization or any indenture, agreement or instrument evidencing or governing Indebtedness set forth on Schedule 6.01 as in effect on the date hereof or as modified in accordance herewith, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10 (but shall apply to any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

            SECTION 6.11. Material Documents. Neither the Company nor any Borrower will, nor will they permit any Subsidiary to, amend, modify or waive (a) in any manner adverse to the Lenders any of its rights under (i) any indenture, material agreement or material instrument evidencing or governing Indebtedness, the Trust Preferred or any Indebtedness set forth on Schedule 6.01 or (ii) its certificate of incorporation, by-laws or other organizational documents or (b)  any provision of any agreement or instrument relating to any Securitization to (i)  add any termination event or other similar event, however denominated, or to make any existing such event more onerous to Bergen Drug or any Securitization Entity, (ii) advance the stated date on which such Securitization terminates, (iii)  reduce the Financed Portion of such Securitization or (iv) materially reduce the advance rate of such Securitization. The Company and the Borrowers will not permit the Obligations to fail to be "senior debt" (however denominated) for purposes of the Trust Preferred or any subordinated Indebtedness of the Company or any Subsidiary (other than any Securitization Entity).

            SECTION 6.12. Fixed Charge Coverage Ratio. The Company will not permit the ratio of (a) Consolidated EBITDAR to (b) the sum, without duplication, of (i) Consolidated Cash Interest Expense, (ii) dividends on Equity Interests in the Company and (iii) rental payments of the Company and the Subsidiaries (other than under capital leases), determined on a consolidated basis in accordance with GAAP, in each case for any period of four consecutive fiscal quarters ending on any date during any period set forth below, to be less than the ratio set forth below opposite such period:

Period	Ratio
March 31, 2000 - March 30, 2001	1.25
March 31, 2001 - September 29, 2002	1.50
September 30, 2002 - September 29, 2003	1.75
September 30, 2003 - September 29, 2004	2.00
September 30, 2004 - September 29, 2005	2.25
thereafter	2.50

            SECTION 6.13. Leverage Ratio. The Company will not permit the Leverage Ratio as of any date during any period set forth below to exceed the ratio set forth opposite such period:

Period	Ratio
March 31, 2000 - June 29, 2000	6.00
June 30, 2000 - December 30, 2000	5.75
December 31, 2000 - June 29, 2001	5.50
June 30, 2001 - September 29, 2001	4.50
September 30, 2001 - September 29, 2002	4.25
September 30, 2002 - September 29, 2003	3.75
September 30, 2003 - September 29, 2004	3.50
September 30, 2004 - September 29, 2005	3.25
thereafter	3.00

            SECTION 6.14. Minimum Net Worth. The Company will not permit Consolidated Net Worth as of any date to be less than (a) $1,201,841,000 plus (b) the sum of (i) the net proceeds of issuances of Equity Interests by the Company after the Effective Date and (ii) 50% of cumulative (to the extent positive) Consolidated Net Income for each fiscal quarter ended after the Effective Date and for which the Company shall have delivered financial statements under Section 5.01(a) or (b), minus (c) the aggregate loss reflected on the books of the Company and the Subsidiaries in respect of any sale of all or part of Stadtlander and any discontinuation of any part of Stadtlander.

            SECTION 6.15. Capital Expenditures. The Company will not permit the aggregate amount of Capital Expenditures (excluding Permitted Acquisitions) made by the Company and the Subsidiaries during any period set forth below to exceed the aggregate amount set forth below opposite such period:

Period	Amount
April 1, 2000 - September 30, 2000	$ 60,000,000
October 1, 2000 - September 30, 2001	$115,000,000
October 1, 2001 - September 30, 2002	$115,000,000
each fiscal year thereafter	$125,000,000

provided that to the extent that the Capital Expenditures made in any period set forth above are less than the amount set forth for such period, then after the available amount for the next succeeding fiscal year has been fully used the Borrower and the Subsidiaries may make, or commit to make, additional Capital Expenditures during such next succeeding fiscal year in an aggregate amount that at the time each such Capital Expenditure is made (or at the time a binding commitment was entered into to make such Capital Expenditure) is not in excess of (i) if the Leverage Ratio at such time is greater than 4.0 to 1.0, 25% of the unused amount from the prior period or (ii) if the Leverage Ratio is 4.0 to 1.0 or less, 50% of such unused amount.

            SECTION 6.16. Restricted Properties. The Borrowers will not, and will not permit any Subsidiary to permit any property that is a "Restricted Property" for purposes of the Company's Senior Indenture dated as of December 1, 1992, to be owned by any Person other than a Subsidiary that has no assets other than Restricted Properties, no parent other than the Company and no activities other than the ownership of Restricted Properties.

            SECTION 6.17. Fiscal Quarters. The Borrowers will not change, and will not permit any Subsidiary to change, the fiscal quarter ends of the Company or any Subsidiary to any date other than March 31, June 30, September 30 or December 31, respectively.

ARTICLE VII

Events of Default

            If any of the following events ("Events of Default") shall occur:

            (a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

            (b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

            (c) any representation or warranty made or deemed made by or on behalf of the Company or any Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

            (d) Any Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.04 (with respect to the existence of the Borrowers) or 5.11 or in Article VI;

            (e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b)  or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Company (which notice will be given at the request of any Lender);

            (f) the Company or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable prior to the expiration of any grace period applicable to such payment;

            (g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

            (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company, any Borrower or any Significant Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company, any Borrower or any Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

            (i) the Company, any Borrower or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company, any Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

            (j) the Company, any Borrower or any Significant Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

            (k) one or more judgments for the payment of money in an aggregate amount in excess of $25,000,000 shall be rendered against the Company, any Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30  consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company, any Borrower or any Subsidiary to enforce any such judgment;

            (l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Company and the Subsidiaries in an aggregate amount exceeding $25,000,000;

            (m) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (ii) as a result of the Collateral Agent's failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Pledge Agreement; or

            (n) a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Company described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company, take either or both of the following actions, at the same or different times:  (i)  terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower; and in case of any event with respect to the Company described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower.

ARTICLE VIII

The Administrative Agent

            Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Administrative Agent and the Collateral Agent as its agent and authorizes each Agent to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

            Any bank serving as Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

            The Agents shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Agents shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Agents shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Agents are required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02), and (c) except as expressly set forth in the Loan Documents, the Agents shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by any bank serving as Agent or any of its Affiliates in any capacity. The Agents shall not be liable for any action taken or not taken by them with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence or wilful misconduct. The Agents shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Agents, by the Company or a Lender, and the Agents shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii)  the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article  IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Agents.

            The Agents shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by them to be genuine and to have been signed or sent by the proper Person. The Agents also may rely upon any statement made to them orally or by telephone and believed by them to be made by the proper Person, and shall not incur any liability for relying thereon. The Agents may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by them, and shall not be liable for any action taken or not taken by them in accordance with the advice of any such counsel, accountants or experts.

            The Agents may perform any and all their duties and exercise their rights and powers by or through any one or more sub-agents appointed by the Agents. The Agents and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

            Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, an Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Company. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Company to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After an Agent's resignation hereunder, the provisions of this Article and Section  10.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

            Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

            The parties agree that the Co-Documentation Agents shall have no obligations or liabilities whatsoever in their capacities as such.

ARTICLE IX

Guarantee

            In order to induce the Lenders to extend credit hereunder, the Company hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the Obligations. The Company further agrees that the due and punctual payment of the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its Guarantee hereunder notwithstanding any such extension or renewal of any Obligation. Each and every default in payment of the principal of and premium, if any, or interest on any Obligation shall give rise to a separate cause of action hereunder, and separate suits may be brought hereunder as each cause of action arises.

            The Company waives presentment to, demand of payment from and protest to any Borrowing Subsidiary of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of the Company hereunder shall not be affected by (a) the failure of any Secured Party to assert any claim or demand or to enforce any right or remedy against any Loan Party under the provisions of this Agreement, any other Loan Document or otherwise; (b)  any extension or renewal of any of the Obligations; (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement, any Borrowing Subsidiary Agreement or any other Loan Document or agreement; (d) the release of (or the failure to perfect a security interest in) any security held by any Secured Party for the performance of the Obligations or any of them; (e) the failure or delay of any Secured Party to exercise any right or remedy against any other guarantor of the Obligations; (f) the failure of any Secured Party to assert any claim or demand or to enforce any remedy under any Loan Document, any guarantee or any other agreement or instrument; (g) any default, failure or delay, wilful or otherwise, in the performance of the Obligations; or (h)  any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of the Company or otherwise operate as a discharge of the Company as a matter of law or equity or which would impair or eliminate any right of the Company to subrogation.

            The Company further agrees that its agreement hereunder constitutes a promise of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by any Secured Party to any balance of any deposit account or credit on the books of any Secured Party in favor of any Borrower or any other Person.

            The obligations of the Company hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of the Obligations, any impossibility in the performance of the Obligations or otherwise.

            The Company further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by any Secured Party upon the bankruptcy or reorganization of any Borrower or otherwise.

            In furtherance of the foregoing and not in limitation of any other right which any Secured Party may have at law or in equity against the Company by virtue hereof, upon the failure of any Borrowing Subsidiary to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Company hereby promises to and will, upon receipt of written demand by any Lender, forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the Secured Parties in cash an amount equal to the sum of (i) the unpaid principal amount of such Obligations then due, (ii) accrued and unpaid interest and fees on such Obligations and (iii)  all other monetary Obligations then due.

            Upon payment in full by the Company of any Obligation, each Lender shall, in a reasonable manner, assign the amount of such Obligation owed to it and so paid by the Company, such assignment to be pro tanto to the extent to which the Obligation in question was discharged by the Company, or make such disposition thereof as the Company shall direct (all without recourse to any Secured Party and without any representation or warranty by any Secured Party).

            Upon payment by the Company of any sums as provided above, all rights of the Company against any Borrowing Subsidiary arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full of all the Obligations owed by such Borrowing Subsidiary to the Secured Parties.

            Nothing shall discharge or satisfy the liability of the Company hereunder except the full performance and payment of the Obligations.

            Each reference herein to any Secured Party shall be deemed to include their or its successors and assigns, in whose favor the provisions of this Guarantee shall also inure.

ARTICLE X

Miscellaneous

            SECTION 10.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

            (a) if to the Company or any Borrowing Subsidiary, to the Company at 4000 Metropolitan Drive, Orange, CA 92868, Attention of Chief Financial Officer  (Telecopy No. (714) 978-7415);

            (b) if to the Administrative Agent, the Swingline Lender or The Chase Manhattan Bank, in its capacity as Collateral Agent, the Chase Manhattan Bank, Loan and Agency Services Group, One Chase Manhattan Plaza, 8th Floor, New York, New York 10081, Attention of Anne Bowles (Telecopy No. (212) 552-7500), with a copy to The Chase Manhattan Bank, 270 Park Avenue, New York, New York 10017, Attention of Dawn Lee Lum (Telecopy No. (212) 270-3279);

            (c) if to The Chase Manhattan Bank (Delaware), in its capacity as Issuing Bank, to it at The Chase Manhattan Bank (Delaware), 1201 Market Street, Wilmington, DE, 19801, Attention of Michael Handago (Telecopy No. (302) 428-3390);

            (d) if CIT Financial Group, in its capacity as Collateral Agent,  to CIT Financial Group,
[                  ] (Telecopy No. (   )[          ]); and

            (e) if to any other Issuing Bank or Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

            SECTION 10.02. Waivers; Amendments. (a)  No failure or delay by any Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

            (b) Neither this Agreement nor any Borrowing Subsidiary Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Company and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i)  increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the maturity of any Loan, or any scheduled date of payment of the principal amount of any Term Loan under Section  2.10, or the required date of reimbursement of any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section  2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the percentage set forth in the definition of "Required Lenders" or "Supermajority Lenders" or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), (vi) release the Company or any Subsidiary Loan Party from its Guarantee hereunder or under the Guarantee Agreement (except as expressly provided in the Guarantee Agreement), or limit its liability in respect of such Guarantee, without the written consent of each Lender, (vii) release all or substantially all the Collateral from the Liens of the Security Documents, without the written consent of each Lender, (viii) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments or prepayments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each affected Class or (ix) change the rights of the Tranche B Lenders to decline mandatory prepayments as provided in Section 2.11 without the written consent of Tranche B Lenders holding a majority of the outstanding Tranche B Loans; provided further that (A)  no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent, the Issuing Banks or the Swingline Lender without the prior written consent of the Administrative Agent, the Collateral Agent, each Issuing Bank or the Swingline Lender, as the case may be, and (B) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Revolving Lenders (but not the Tranche A Lenders, Tranche B Lenders or Interim Term Lenders), the Tranche A Lenders (but not the Revolving Lenders, Tranche B Lenders or Interim Term Lenders), the Tranche B Lenders (but not the Revolving Lenders, Tranche A Lenders or Interim Term Lenders) or the Interim Term Lenders (but not the Revolving Lenders, the Tranche A Lenders or the Tranche B Lenders) may be effected by an agreement or agreements in writing entered into by the Company and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Company, the Required Lenders and the Administrative Agent (and, if their rights or obligations are affected thereby, the Collateral Agent, the Issuing Banks and the Swingline Lender) if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.

            SECTION 10.03. Expenses; Indemnity; Damage Waiver. (a)  The Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Agents and their Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the monitoring and evaluation of the Borrowing Base and the Borrowing Base items, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Banks in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by any Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for such Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

            (b) The Company shall indemnify each Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder, the monitoring and evaluation of the Borrowing Base and Borrowing Base items or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any Mortgaged Property or any other property currently or formerly owned or operated by the Company or any of the Subsidiaries, or any Environmental Liability related in any way to the Company or any of the Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee and provided further that the Company, in connection with any indemnified matter, shall only be required to pay the fees and expenses of joint counsel engaged to represent all Indemnitees, except to the extent that the use of joint counsel could reasonably be expected to give rise to any conflict of interest for any such counsel or any Indemnitee shall have determined that it may have legal defenses available to it that are different from, additional to or in conflict with those available to any other Indemnitee.

            (c) To the extent that the Company fails to pay any amount required to be paid by it to an Agent, an Issuing Bank or the Swingline Lender under paragraph (a) or (b)  of this Section, each Lender severally agrees to pay to such Agent, such Issuing Bank or the Swingline Lender, as the case may be, such Lender's pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent, such Issuing Bank or the Swingline Lender in its capacity as such. For purposes hereof, a Lender's "pro rata share" shall be determined based upon its share of the sum of the total Revolving Exposures, outstanding Term Loans and unused Commitments at the time.

            (d) To the extent permitted by applicable law, neither the Company nor any Borrowing Subsidiary shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

            (e) All amounts due under this Section shall be payable promptly after written demand therefor.

            SECTION 10.04. Successors and Assigns. (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder or under any Borrowing Subsidiary Agreement without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

            (b) Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment to a Lender, an Affiliate of a Lender or Related Fund of a Lender, each of the Company and the Administrative Agent (and, in the case of an assignment of all or a portion of a Revolving Commitment or any Lender's obligations in respect of its LC Exposure or Swingline Exposure, each Issuing Bank and the Swingline Lender) must give their prior written consent to such assignment (which consent shall not be unreasonably withheld), (ii) except in the case of an assignment to a Lender, an Affiliate of a Lender, or a Related Fund of a Lender, or an assignment of the entire remaining amount of the assigning Lender's Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 in the case of an assignment of Tranche B Loans or $5,000,000 in the case of an assignment of other Loans or Commitments, unless each of the Company and the Administrative Agent otherwise consent, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement, except that this clause (iii) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender's rights and obligations in respect of one Class of Commitments or Loans, (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and provided further that any consent of the Company otherwise required under this paragraph shall not be required if an Event of Default under clause (h) or (i) of Article VII has occurred and is continuing. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

            (c) The Administrative Agent, acting for this purpose as an agent of the Company, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Company, the Agents, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

            (d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

            (e) Any Lender may, without the consent of the Company, the Administrative Agent, the Issuing Banks or the Swingline Lender, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Company, the Agents, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (f) of this Section, the Company agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section  2.18(c) as though it were a Lender.

            (f) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Company, to comply with Section 2.17(e) as though it were a Lender.

            (g)  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

            (h)   Notwithstanding anything to the contrary contained herein, any Lender (a "Granting Bank") may grant to a special purpose funding vehicle (an "SPC") of such Granting Bank, identified as such in writing from time to time by the Granting Bank to the Administrative Agent and the Borrowers, the option to provide to the Borrowers all or any part of any Loan that such Granting Bank would otherwise be obligated to make to the Borrowers pursuant to Section 2.01, provided that (i) nothing herein shall constitute a commitment to make any Loan by any SPC, (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Bank shall be obligated to make such Loan pursuant to the terms hereof, (iii) all amounts payable by the Borrowers to any SPC hereunder in respect of any Loan and the applicability of the cost protection provisions contained in Section 2.15, 2.16 and 2.17 shall be determined as if the Granting Lender had made such Loan and (iv) any notices given by the Agents, the Borrowers and the other Lenders with respect to any Loan provided by an SPC may be given to the Granting Lender and the Granting Lender shall have the authority to act on behalf of the SPC with respect to such Loans and/or notices. The making of a Loan by an SPC hereunder shall be deemed to utilize the Commitment of the, Granting Bank to the same extent, and as if, such Loan were made by the Granting Bank. Each party hereto hereby agrees that no SPC shall be liable for any payment under this Agreement for which a Lender would otherwise be liable, for so long as, and to the extent, the related Granting Bank makes such payment. In furtherance of the foregoing, each party hereto hereby agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section  10.04, any SPC may assign all or a portion of its interests in any Loans to its Granting Bank or to any financial institutions providing liquidity and/or credit facilities to or for the account of such SPC to fund the Loans made by such SPC or to support the securities (if any) issued by such SPC to fund such Loans.

            SECTION 10.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections  2.15, 2.16, 2.17 and 10.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

            SECTION 10.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section  4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

            SECTION 10.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

            SECTION 10.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower against any of and all the obligations of the Borrowers now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

            SECTION 10.09. Governing Law; Jurisdiction; Consent to Service of Process. (a)  This Agreement shall be construed in accordance with and governed by the law of the State of New York.

            (b)  Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United  States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower or its properties in the courts of any jurisdiction.

            (c)  Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

            (d)  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

            SECTION 10.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A)  CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

            SECTION 10.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

            SECTION 10.12. Confidentiality. Each of the Agents, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), and will not use such confidential Information for any purpose or in any matter except in connection with this Agreement, except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (it being understood that it will to the extent reasonably practicable provide the Company with an opportunity to request confidential treatment from such regulatory authority), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Company or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or any other confidentiality agreement to which it is party with the Company or any Subsidiary or (ii) becomes available to any Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than a Borrower. For the purposes of this Section, "Information" means all information received from the Borrowers relating to the Borrowers or their businesses, other than any such information that is available to any Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by any Borrower; provided that, in the case of information received from a Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

            SECTION 10.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the "Charges"), shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BERGEN BRUNSWIG CORPORATION,

by
Name:
Title:

BERGEN BRUNSWIG DRUG COMPANY,

by
Name:
Title:

PHARMERICA, INC.,

by
Name:
Title:

THE CHASE MANHATTAN BANK, individually and as Administrative Agent, Collateral Agent, Issuing Bank and Swingline Lender,

by
Name:
Title:

[OTHER BANKS],

by
Name:
Title: